Exhibit 99.10

This annual report is for the information of the shareholders of creInvest AG only and does not constitute a solicitation for the purchase or sale of any investments mentioned therein.

The non traditional investment funds and other investments mentioned in this annual report are not authorised by the Swiss Banking Commission to be publicly marketed or distributed in Switzerland.

The past is not necessarily a guide to the future performance of an investment. The value of investments and the income derived from them may fall as well as rise and investors may not get back the amount invested.

ANNUAL REPORT 2006

TABLE OF CONTENTS

ADDRESS TO SHAREHOLDERS	4

KEY FIGURES AND GRAPHS	6

COMPANY PROFILE	9

creINVEST SHARE	19

creINVEST PORTFOLIO	22

CORPORATE GOVERNANCE	31

CONSOLIDATED FINANCIAL STATEMENTS	43

UNCONSOLIDATED FINANCIAL STATEMENTS	59

GLOSSARY	63

DOMICILES AND ADDRESSES	76

ADDRESS TO SHAREHOLDERS

Dear creInvest Shareholders,

We are pleased to present you with the 2006 Annual Report, the eleventh report since the inception of creInvest in May 1996.

As mentioned in last year’s report, GAM International Management Ltd. (“GAM”) replaced the previous investment advisor, in January 2006. The new investment advisor has delivered a strong performance of 12.14% for the portfolio, as reflected by the net asset value (NAV) in their first full year. Given the substantial rebalancing required to align the portfolio with GAM’s diversified fund of hedge funds strategy, these results are more than satisfactory. In fact, in absolute terms, the 2006 returns exceeded those of each of the previous six years. As a result, the creInvest share price ended the year at USD 331.50, resulting in an 11.99% performance for the year 2006.

The portfolio benefited over the year from an overweight to equity hedge and strong manager selection in the European long/short in particular. Trading strategies enjoyed a good fourth quarter in a year driven by the strong manager selection process by our new specialist advisors. The arbitrage allocations achieved their role of lowering both correlation and volatility at the total portfolio level whilst producing a consistent absolute rate of return. Global financial markets remain divided as to whether the US economy will have a hard or soft landing. Under such conditions we believe it is prudent to remove a small amount of risk, which we have done, whilst being aware that as direction becomes apparent we will be looking to reapply an appropriate strategy mix and selected managers.

In June 2006, the Julius Baer Family Office closed its business and creInvest had to relocate to a new office at Neugasse 4, not far from the previous location. Furthermore, GAM (Schweiz) AG became the new formal administrator to creInvest Zug and provides the overall accounting services to the Company and its subsidiary. Our administrator, Julius Baer Trust Company, as well as our investment manager, Baer Select Management, in the Cayman Islands continue to function as before but now work closely with the administrator of the investment advisor, GAM Fund Management Ltd., Dublin. At the general shareholders’ meeting on 18 May 2006, Andrew Hanges, Frank Schneider and Roman Aschwanden – who have broad knowledge of the industry and are long serving GAM staff – were elected to the Board. Roman Aschwanden has also formally assumed the CEO role from this date.

As a result of the Company’s drive for efficiency and further enhancements to the operational process, creInvest has managed to reduce the costs year over year. In 2006, we managed to continue this trend, despite the reorganisation activities mentioned above.

A key objective of creInvest is to ensure a buoyant market in creInvest shares. Bank Julius Baer has acted since 2003 as an active market maker providing liquidity and limiting the discount to a minimum. Comparing creInvest’s tight range of discount with its peers, the success of this strategy is evident. As a consequence of this, it became necessary to buy back 9.8% of the capital in November, therefore enabling the market maker to pursue a smooth continuation of its function. The transaction was done at a very competitive price, resulting in a one-time gain of 0.7% in the NAV for the existing shareholders. We plan to propose to our shareholders in the coming Annual Shareholders’ Meeting to approve the reduction of the nominal capital by approx. 8.8 million CHF or 88,000 shares.

Please note that the next Annual Shareholders’ Meeting will be held on Tuesday, 22 May, 2007 in the Congress Center Metalli in Zug. As in previous years, the Board of Directors will not propose to pay a dividend. It is the declared objective of the company to remunerate the investors by re-investing the net income in order to increase the NAV.

The Board of Directors wishes to thank the creInvest shareholders for their continued confidence and trust in the company.

On behalf of the Board of Directors of creInvest AG

Andrew Hanges

Chairperson

KEY FIGURES AND GRAPHS

KEY FIGURES PER BEARER SHARE

		Value		Performance
		31-Dec-06	31-Dec-05	2006	2005	Since inception*	Since inception*, annualised
Market price per share	USD	331.50	296.00	11.99%	3.14%	113.38%	7.42%
Net asset value (NAV)	USD	352.76	314.56	12.14%	2.98%	128.68%	8.13%

* May 1996; adjusted for capital increase.

NAVs are calculated based on issued shares after deduction of own shares held at the respective date.

No dividends have been paid out to shareholders.

KEY FIGURES OF CONSOLIDATED FINANCIAL STATEMENTS

(in USD thousands)	2006	2005
Operating income	40,874	17,748
Management and advisory fees	7,760	4,994
Net income for the year	30,917	8,138
Shareholders’ equity	280,707	277,577
Total assets	333,764	328,894

creINVEST PERFORMANCE AND RISK ANALYSIS

creINVEST PERFORMANCE AND RISK ANALYSIS

Performance summary as at 31 December 2006

			Hedge Fund
	NAV %	Share Price %	Indices %
1 month return	2.57	2.55	1.58
3 months’ return	6.97	6.42	5.21
12 months’ return	12.14	11.99	9.10
Annualised return since inception	8.13	7.42	7.07
% of positive months	67.72	58.27	66.14
VaR*	0.71	N/A	0.66

*95%, 5 day VaR.

Risk summary as at 31 December 2006

(calculated on a 12 month basis)	NAV	Share Price	Hedge Fund Indices
Maximum drawdown (%)	-2.43	-3.22	-2.36
Annualised standard deviation (%)	5.03	5.02	3.68
Downside deviation (%)	2.17	2.12	1.51
Sharpe Ratio**	1.40	1.37	1.09
Sortino Ratio*	5.59	5.66	6.01
Skewness	-0.35	-0.48	-0.39
Kurtosis	2.66	1.99	2.12

*Minimum acceptable return (MinAR) is 0.00%.

** Risk free rate is Average USD 1 Month Deposit Rate.

Key to charts and tables:

NAV: creInvest AG; Share Price: creInvest AG Share Price; Hedge Fund Indices: HFRI Fund of Funds Composite Index in USD (prior to 31 Mar 2003) and HFRX Global Hedge Fund Index in USD (since 31 Mar 2003)

EXPOSURE, RETURNS AND CONTRIBUTION ANALYSIS AS AT 31 DECEMBER 2006

	12 months
Strategies	Exposure %	Return %	Contribution %
Equity Hedge	60.79	15.40	7.18
Equity Hedge Global	12.61	N/A	0.58
Equity Hedge US	9.45	12.86	1.72
Equity Hedge Europe	24.67	16.94	2.95
Equity Hedge Asia-Pacific	11.94	20.23	1.74
Equity Hedge Japan	2.11	N/A	-0.02
Equity Hedge Emerging Markets	N/A	N/A	0.20
Trading	30.81	9.10	2.01
Discretionary Macro	28.62	11.86	2.48
Systematic Macro	N/A	N/A	0.07
Systematic Trend	N/A	N/A	0.01
Systematic Non-Trend	2.19	N/A	-0.55
Arbitrage	25.18	21.51	5.76
Credit	10.29	13.26	0.91
Relative Value	N/A	N/A	0.07
Event Driven	12.61	35.32	4.21
Arbitrage Diversified	2.28	2.36	0.24
Convertible & Volatility Arbitrage	N/A	N/A	0.29
Distressed	N/A	N/A	0.04
Other*	-16.78	—	-2.81
Total	100.00	—	12.14

*Other includes liquidity, fees and currency effect / currency hedging (where applicable).

Note: Returns are only shown where the sector was held in the portfolio for the whole of the period.

TOP 10 HOLDINGS AS AT 31 DECEMBER 2006

Name	Investment Strategy	% of Fund

Gugner Long/Short	Equity Hedge Europe	6.8
The Children’s Investment Fund	Event Driven	6.6
Brevan Howard	Discretionary Macro	6.6
Atticus European	Event Driven	6.0
Drake Global Opportunities	Discretionary Macro	6.0
Explora European Small & Mid Cap	Equity Hedge Europe	5.6
Carrington	Credit	5.3
Calypso Overseas	Equity Hedge US	5.3
Rutherglen Capital Global Media	Equity Hedge Global	5.1
JWM Global Macro II Fund	Discretionary Macro	5.0
Total		58.3
Total number of holdings	29

COMPANY PROFILE

THE creINVEST VISION

Our aim is to offer our investors easy and transparent access to the world’s leading hedge fund managers.

creInvest (the “Company”) seeks to achieve

•      capital appreciation with diversification of risk

by investing the Company’s assets in a concentrated multi-manager portfolio investing in worldwide financial markets via hedge funds diversified at both strategy and fund manager level.

SHAREHOLDER BENEFITS

EASY ACCESS TO HEDGE FUNDS

•      Easy access to a diversified strategy in a fund of hedge funds with daily liquidity and low investment minimum.

HIGHLY REGULATED INVESTMENT

•      Listed in USD on the SWX Swiss Exchange as an investment company that is regulated at a high standard.

DAILY LIQUIDITY

•      Traded daily in a liquid market.

TRANSPARENCY

•                  Full transparency of underlying portfolio in semi-annual and annual reports. Monthly portfolio comments and weekly NAV updates.

ENTRY LEVEL PRODUCT

•      Broad diversification of strategies, markets, investment styles and managers within the world of hedge funds.

PORTFOLIO BENEFITS

•                  Improved diversification within an existing traditional portfolio.

INVESTMENT SKILLS

•                  Sophisticated investment process. Active allocation and monitoring process of dedicated industry analysts.

ACCESS TO CLOSED FUNDS

•                  Access to a portfolio of hedge fund investments including allocation to closed managers.

RISK MANAGEMENT

•                  Risk adjusted returns with low correlation in relation to traditional investments.

MORE THAN 10 YEARS OF EXPERIENCE

•                  First Swiss public company to offer direct and diversified access to the world of alternative investments.

INVESTMENT STRATEGIES

The Company’s portfolio includes hedge fund managers representing various styles and strategies. Many of these investment approaches are outlined below. Further details can be found in the glossary.

EQUITY HEDGE STRATEGIES

CHARACTERISTICS:

This is the most similar hedge strategy to traditional equity investing. There are a number of strategies that hold traditional or ‘long’ positions in equities to generate alpha and also short-sell stocks to generate the so-called ‘double alpha’ effect. These strategies are directional to a greater or lesser extent. Market neutral funds seek to neutralise their net exposure to equity markets, whilst equity long/short funds tend to carry a higher degree of correlation to equity markets, with a strong emphasis on capital preservation in falling markets. Sector funds focus on one or several industry sectors and can employ a combination of equity hedge strategies. They may be global or regionally-focused.

RETURNS:

There is wide dispersion in performance between managers within this strategy compared with those of other hedge fund strategies. Most equity hedge strategies do not attempt to capture 100% of market upside and have, on average, achieved around two thirds of the rally in equity markets since 2003. Their success at preserving capital and achieving positive returns during the preceding bear markets means that their long-term returns compare favourably with equity markets.

RISKS:

Securities that have been sold short may rise in value, forcing the manager to close the position at a loss. Unlike a long position, which can only lose the amount originally paid to buy the stock, the potential loss on a short position is unlimited, as theoretically, the price can keep rising infinitely.

ARBITRAGE STRATEGIES

CHARACTERISTICS:

Smaller, more numerous bets than other strategies. Excellent risk-adjusted characteristics. The Investment Advisor categorises arbitrage hedge funds into six sub-strategies:

•                  Convertible and Volatility Arbitrage,

•                  Credit,

•                  Distressed,

•                  Event Driven,

•                  Relative Value and

•                  Arbitrage Diversified.

RETURNS:

Historically, arbitrage strategies have produced returns ranging between 5% and 15% per annum, as measured by indices.

RISKS:

Arbitrage is a non-directional strategy, which means market conditions should not be a strong influence on returns. Leveraged funds, however, have been hurt during market shocks.

TRADING STRATEGIES

CHARACTERISTICS:

Trading strategies encompass a wide spread of investments, including exposure to commodities and currencies.

RETURNS:

These strategies can deliver high returns as they seek to profit from changes and trends at a macroeconomic level, often globally, across financial markets and instruments and may take an aggressive approach to exploiting opportunities. Generally, discretionary macro strategies, as measured by indices, have delivered higher historic returns than systematic strategies.

RISKS:

Historical analysis suggests that trading strategies carry more absolute risk than other hedge fund strategies but can have low or zero correlation with bond and equity markets.

INVESTMENT PROCESS

The investment process for the Company’s portfolio must adhere to the rules and regulations of the investment guidelines. The Company has appointed Baer Select Management Ltd., Grand Cayman as its Investment Manager. As previously announced, GAM International Management Limited (“GAM”) replaced Julius Baer Investment Management LLC as the Investment Advisor to the Company starting January 2006.

The size and expertise of the Investment Advisor GAM enables us to research and monitor proactively over 80% of the hedge fund universe by asset value – a claim that few, if any, other fund of hedge fund providers can make. GAM has invested heavily in the knowledge base and experience of the Multi-Manager team to enable it to achieve this level of coverage. Investment specialists are organised into four investment teams, each of which is focused on developing detailed knowledge of the funds and investment dynamics within each strategy universe. The teams comprise investment managers, investment analysts and investment support assistants. Each team reports to the Chief Investment Director, who heads GAM’s Multi-Manager business and takes an active role in the research and portfolio management processes. The specialist strategy teams are supported by a Research team, whose primary function is to gather information on new hedge funds across strategies and map the hedge fund universe. A dedicated and independent Operational Risk team of lawyers, accountants, fund administrators and compliance specialists conducts due diligence reviews of each fund’s operations. In addition, the Operations/Continuous Improvement team manages the ongoing assessment and improvement of GAM’s Multi-Manager process in order to meet the requirements of its ISO 9001:2000 accreditation. The Multi-Manager team receives further comprehensive support from GAM’s Quantitative Services, IT Development and Dealing Support teams to create a fully integrated approach to the management of GAM’s Multi-Manager assets.

GAM MULTI-MANAGER RESOURCES OVERVIEW

INVESTMENT PROCESS

GAM’s Multi-Manager investment process is defined by the rigorous and structured analysis of investment managers to identify those with a strong competitive edge. The process comprises five stages.

INVESTMENT PROCESS OVERVIEW

1. IDENTIFICATION OF TALENT

GAM Multi-Manager’s longevity and long-standing industry relationships provide extensive access to both established and new hedge funds. GAM is well-known for seeking to invest with talented managers at an early stage, in order to capture the point in their fund’s lifecycle when it is most likely to perform exceptionally well. As a result, start-up managers tend to approach GAM for assets before they launch. All qualitative and quantitative information that GAM gathers on managers is stored in the proprietary research and performance databases. Together these form a powerful research tool and an unparalleled source of information on hedge fund managers. They also help to track and validate the decisions taken by the investment managers. (See fig. 1)

2. MANAGER EVALUATION

Manager research is one of GAM’s greatest strengths and the specialist investment teams devote the majority of their time to this activity. The manager evaluation process incorporates two types of rigorous analysis: investment analysis and operational risk analysis. Investment analysis seeks to identify the source and repeatability of a manager’s competitive edge. A systematic framework is used to analyse each fund in terms of the manager’s approach to risk, the fund’s performance and the robustness of the fund management team. This analysis results in a manager evaluation

INVESTMENT PROCESS

report, incorporating a rating and recommended action. GAM’s dedicated operational risk team carries out due diligence on the operational risk of each underlying hedge fund manager. The team reports to a member of GAM’s Board of Directors to ensure its independence. Operational risk reviews include rigorous analysis of fund managers’ businesses and the strength of their key vendors, with the primary focus on identifying potential sources of operational risk. The background of the team members in fields such as law, accountancy and compliance enables them to bring an understanding of the business of hedge fund management to this analysis. The results of the investment and operational analysis of potential investments are brought together in the investment recommendation, which makes GAM’s investment case for each manager. This recommendation contains specific return and risk expectations for each manager, against which their results are monitored.

3. PORTFOLIO FRAMEWORK

GAM’s fund of hedge fund portfolio construction process combines the return and risk expectations that GAM has for managers with a bottom-up assessment of opportunities and risk across markets and strategies. This is a dynamic process that is responsive to market conditions and opportunities. The investment managers construct frameworks for each portfolio. These consist of long-term, strategic target allocations to the top-level strategies, that they believe best position the portfolio to meet its long-term return and risk objectives. In addition, the framework includes tactical ranges for each strategy and sub-strategy, which enable the investment managers to capitalise on shorter-term market opportunities. On a quarterly basis, the framework is reviewed against the performance and risk results achieved, opportunities are assessed and appropriate changes implemented to the allocations.

4. MANAGER ALLOCATION

As active managers, GAM believes it adds value not only by selecting the most talented fund managers but also by skilfully combining and sizing them in portfolios. GAM seeks to optimise manager allocation by balancing the projected return and risk potential for each manager in a portfolio context. To do this, GAM combines the judgement of the investment managers with quantitative and qualitative considerations in a highly disciplined manner. GAM uses a proprietary, quantitative portfolio construction tool to assist with sizing allocations to individual managers. This produces a series of portfolio weightings given alternative scenarios, providing the investment managers with key insights into the impact of changing portfolio composition. Following investment, GAM’s Multi-Manager investment teams maintain constant contact with underlying managers to track portfolio developments and investment results. In addition, performance and risk reviews are carried out weekly and monthly culminating in a quarterly review of every portfolio holding with the entire team. The Multi-Manager team has a clearly defined approach to redeeming managers. This is triggered by analysis of qualitative factors and quantitative performance and risk data. Once managers have been reviewed and potential problems identified, the manager is first put on a ‘watch list’, pending further review; in the absence of a satisfactory resolution, GAM begins to withdraw capital. If there is any possibility of significant, immediate risk, GAM terminates the position without delay.

5. RISK MANAGEMENT

Multi-layered risk management is integrated throughout the investment process by carefully delineating and managing each of the five major sources of risk, as shown below. Investment, portfolio and operational risk are explicitly addressed through ongoing monitoring and analysis of each portfolio and position within it. Process risk and opportunity risk are managed through the continuous validation of assumptions and the assessment of missed opportunities. This fosters a culture of continuous improvement and testing of the success rates of our performance and risk expectations. (See fig. 2 on the following page.)

INVESTMENT PROCESS

RISK MANAGEMENT - MITIGATION OF RISK

Type of Risk	Method of Mitigation

Investment Risk	Constant monitoring of managers

Portfolio Risk	Quantitative analysis of standard deviation, correlations and drawdown

Operational Risk	Ongoing operational due dilligence

Process Risk	Sophisticated quality control management ensures continuous improvement of processes. Includes validation of assumptions and rigorous documentation

Opportunity Risk	Assessment of missed alpha opportunities and continuous validation of performance expectations fig. 2

INVESTMENT GUIDELINES

It is the Company’s policy, under normal conditions, to invest substantially all of its assets in hedge funds in accordance with the following guidelines:

•                                          The asset allocation may vary significantly during market cycles. There are no restrictions on the markets which may be used.

•                                          The Company does not allocate more than 20% of its investment portfolio at cost to one single fund manager or hedge fund.

The Company may hold liquid assets in the form of bank deposits with a term of up to 12 months. The liquidity may be denominated in any freely convertible currency. The liquidity should typically not exceed 50% of the NAV.

The Company makes its investments primarily in US dollar-denominated assets and does not hedge the currency exposure under normal circumstances. The Company may, however, from time to time seek to hedge all or a portion of its currency risks through the use of derivative transactions, including, but not limited to, futures, options, swaps or any combination thereof, but is not obliged to do so.

The Company may, on a consolidated basis, make use of leverage up to 40% of its net assets. Borrowings may be secured by the Company’s assets.

Currently, it is not the Company’s intention to pay dividends to shareholders and net income will be reinvested.

The guidelines in their entirety can be downloaded from the Company’s website www.creinvest.ch/investment/iguidelines.shtm

CORPORATE ORGANISATION

creInvest AG, founded in 1996, is a Swiss closed end investment company traded on the SWX Swiss Exchange. The Company offers institutional and private investors worldwide an easy and liquid access to the leading alternative investment managers.

Shareholders
Board of Directors
creINVEST
creInvest AG
Zug
Administrator
GAM (Schweiz) AG
Zurich
Custodian
Bank Julius Baer & Co. Ltd.
Zurich
Auditors
PricewaterhouseCoopers AG
Zug
Investment Advisor
GAM International Management Ltd.
London
Recommendations & Advice
Investment Manager
Baer Select Management Ltd.
Grand Cayman
Investment Decisions
holds
100%
of
Administrator
Julius Baer Trust Company
(Cayman) Ltd.
Grand Cayman
Custodian
Brown Brothers Harriman,
New York
creInvest
(Cayman)
Ltd.
Grand Cayman
creInvest Portfolio
Individual Investments
Individual Investments

ENTITIES AND MANAGEMENT

THE BOARD OF DIRECTORS OF creINVEST AG

The Board of Directors consists of the following experts of asset management and alternative investments:

Andrew Hanges

Chairperson of the Board of creInvest Chief Operating Officer, GAM Group and Julius Baer Asset Management Division

Frank Schneider

Vice Chairperson of the Board of creInvest Head of Operations, GAM (Schweiz) AG and GAM Anlagefonds AG

Roman Aschwanden

Delegate of the Board of creInvest CEO creInvest and Head of Portfolio Management, Global at GAM

Gérard Bagnoud

Managing Partner of de Pury Pictet Turrettini & Cie SA

Peter Fletcher, CFA

Managing Director of Parly Company SA, Geneva

The Board of Director’s function is to review and supervise the general conduct of the affairs of the Company and to decide on the general policy, including the investment policy.

creINVEST AG, ZUG

creInvest AG in Zug takes care of all managerial duties with relation to the Company. It coordinates the creInvest Group functions, communicates and reports in all relevant matters to the authorities, the SWX Swiss Exchange and to its investors as well as supervises the Investment Manager’s and Advisor’s actions.

The accounting of creInvest AG is handled by GAM (Schweiz) AG, Zurich. PricewaterhouseCoopers AG in Zug acts as the auditors.

creInvest AG, Zug is the primary contact for any issue with regard to creInvest shares and/or the Company.

creInvest AG

Neugasse 4, 6301 Zug, Switzerland

Tel. +41 41 710 00 68 Fax +41 41 711 60 46

info@creinvest.ch

Roman Aschwanden, Chief Executive Officer, is responsible for the day to day management of creInvest AG.

creINVEST (CAYMAN) LTD.

creInvest AG invests substantially all of its assets through creInvest (Cayman) Ltd. in accordance with the investment objectives and policies.

BOARD OF DIRECTORS

Roman Aschwanden

Chairperson of the Board of creInvest

Gary Wilson, CFA, CPA

Director of Julius Baer Bank and Trust Company Ltd.

Max Obrist

Manager of Baer Select Management Ltd., which is acting as Investment Manager for creInvest (Cayman) Ltd.

INVESTMENT MANAGER

Baer Select Management Ltd., Grand Cayman, provides creInvest with overall investment management services. Baer Select Management Ltd. is an exempt company with a management license.

BOARD OF DIRECTORS

Max Obrist

Manager of Baer Select Management Ltd.

Fabio Oetterli

Head of Tax, Julius Baer Holding Ltd.

Charles Farrington

Managing Director of Julius Baer Bank and Trust Company Ltd.

Dr. Helmut U.Vollert

Managing Director, Group Treasurer, Julius Baer Holding Ltd.

INVESTMENT ADVISOR

Since January 2006, GAM International Management Limited London performs the investment advisory function for creInvest’s portfolio. GAM is a leading manager of fund of hedge funds through its Multi-Manager program with a team that operates out of London, New York and Hong Kong.

INVESTOR RELATIONS

creInvest aims to inform its shareholders with utmost transparency at the earliest occasion possible. Most recent information can always be obtained on the Company’s web page

www.creinvest.ch

which, among a great variety of data, informs on share price development, performance data and latest news – including an updated monthly report. For questions and comments please contact the Company via e-mail

info@creinvest.ch

or at the telephone number listed.

Registered shareholders and all interested parties receive the following publications:

• weekly performance update

• monthly information on the investment performance and the portfolio structure

• semi-annual report consisting of a transparent portfolio update and unaudited financial statements

• annual report with transparent portfolio update and audited financial statements

Performance results are regularly announced in the press.

To be included on the Company’s mailing list or for further information please contact:

creInvest AG

Neugasse 4

6301 Zug, Switzerland

Tel +41 41 710 00 68

Fax +41 41 711 60 46

info@creinvest.ch

HOW TO INVEST

The Company is listed on the SWX Swiss Exchange and its shares are traded in USD on each business day during regular exchange hours. Bank Julius Baer & Co. Ltd. in Zurich acts as the designated market maker who quotes the Company’s prices in USD and ensures a high degree of liquidity on a daily level.

The Company is mainly invested in assets denominated in USD and may hedge the currency risk related to non-USD denominated funds in the portfolio. Investors not wishing to be exposed to the USD, should therefore hedge their position individually. Our market maker gladly assists investors in this task.

Daily pricing and updates can be viewed on the Company’s web site www.creinvest.ch as well as with several financial information providers. The market maker quotes prices in Bloomberg (CREI) and Reuters (CRE01).

Should you wish to purchase the Company’s shares, please contact your bank, the designated market maker Bank Julius Baer & Co. Ltd. in Zurich or the Company in Zug.

SHARE

SHARE PRICE DEVELOPMENT

PERFORMANCE

In 2006, the creInvest share price followed the positive performance development of its NAV and rose by 11.99% in USD. This compares favourable to the HFRI Fund of Funds Composite Index (in USD) and the JP Morgan Global Government Bond Index (in USD) that ended the year 2006 with a lower performance of 10.39% and 5.94% respectively. The MSCI World Index (in USD) profited from the strong equity market environment in 2006 and – also due to the weakening of the USD – outperformed creInvest (+20.65% for the year). However, when looking at the performance figures since inception (May 1996), creInvest’s performance of 113% (Share price) and 129% (NAV) is only slightly lower than the MSCI World Index performance for the same period of 132%, albeit achieved with a lower volatility.

SHARE PRICE DEVELOPMENT

DISCOUNT MANAGEMENT

Bank Julius Baer & Co. Ltd., Zurich, acts since 2003 as an active market maker providing high liquidity and limiting the discount to a minimum. Following this, the Company’s shares have been traded at a stable discount to the NAV of approximately 5% over a very long period of time. This clearly proves the success of this strategy, especially when comparing the Company’s tight range of discount with its peers. The Company therefore views efficient discount management as paramount and will continue to work closely together with Bank Julius Baer & Co. Ltd. in order to keep the share price within a narrow bandwidth to the NAV. This is an important fact for the shareholders as a stable discount level ensures that the positive diversification effects provided by the Company’s hedge fund portfolio are actually translated into the investor’s portfolio.

BASE CURRENCY USD

When assessing the performance of the Company, it is important to understand that the portfolio is mainly invested in assets denominated in USD and the Company may hedge non-USD denominated funds in the portfolio. Investors who do not wish to be exposed to the USD currency risk should therefore hedge their position individually. Our market maker, Bank Julius Baer & Co. Ltd. gladly assists investors in this task.

TRADING

The Company is listed on the SWX Swiss Exchange and its shares are traded in USD. The designated market maker, Bank Julius Baer & Co. Ltd., Zurich, quotes prices and ensures a liquid market. In 2006, the average daily volume traded was at approximately USD 233’000, thus amounting to USD 58.5 million for the entire year.

PORTFOLIO

PORTFOLIO REVIEW 2006

PERFORMANCE

creInvest’s Net Asset Value (NAV) was up 12.14% with a volatility of 5.03% in 2006. This compares well to the hedge fund industry as represented by the HFRX Global Hedge Fund Index in USD which gained 9.10% with a lower volatility of 3.68%.

The portfolio benefited over the year from the increased allocation to equity hedge and some strong manager selection in European long short in particular. The trading book enjoyed a good fourth quarter and year, as strong manager selection drove an exceptional return from the discretionary macro book. The arbitrage allocations yet again achieved their role of lowering both correlation and volatility at the total portfolio level whilst supplying a consistent absolute rate of return.

In general, 2006 was a good year for financial markets, with the MSCI World Index ending the year up 21%. This was driven by the Anglo-Saxon markets, with Europe up 20% in local currency terms (and 34% in USD) and the US market, as represented by the S&P 500, up 16%. Performance in Asia was mixed, with China up over 82% whilst Japan, as measured by the Nikkei 225, was up 7%. Within fixed income, corporate credit markets had a good year, whilst the main government bond markets were largely flat. After the hype of 2005, commodities markets were down by 15%, as measured by the Goldman Sachs Commodities Index. However, there were significant differences within the commodities markets: certain base metals, softs (such as rubber) and grains performed well towards the end of the year, whilst energy markets saw notable volatility and some sharp corrections, with natural gas down approximately 40% and oil ending the year flat.

PORTFOLIO REVIEW 2006

3 – 5 Year Rolling Objectives

Investment	Annualised	Average	Annualised	Correlation to
Strategy	Return %	Weight %	Volatility %	S&P 500%
Trading	10 – 15	20 – 35	6 – 9	-0.2 to 0.2
Equity Hedge	8 – 12	40 – 60	6 – 8	0.4 to 0.8
Arbitrage	6 – 8	15 – 30	3 – 5	0.0 – 0.3

GAM International Management Limited (GAM), creInvest’s investment advisor since January 2006 has defined two methods to set performance objectives for the portfolio.

1) Absolute return targets depict what is aimed to be achieved over a long investment period (rolling three years). Absolute return targets are return profiles yielding from each of the strategy and sub-strategies and are based upon historical returns and the expectation for the coming three years.

2) To monitor the performance in the short term (quarterly and annually), GAM focuses on relative return objectives. GAM would expect the actual results to vary over the short run but has a high conviction that the targets are achievable over the predicted time frame.

After taking over responsibility as the new Investment Advisor to creInvest, the GAM investment management team instigated a series of strategic shifts based on its 3-5 year rolling objectives as shown in the table above, in order to improve overall performance of the portfolio. In broad terms, the revised portfolio composition is apparent across all three hedge fund strategies, but particularly in the higher quota of equity hedge managers according to their strategic weighting (40-60%), at the expense of some arbitrage strategies.

PORTFOLIO REVIEW 2006

The year started well for the creInvest portfolio with a rise in the NAV for the first quarter 2006 of 5.53%. As mentioned, the main focus at the beginning of the year was the repositioning of the portfolio in accordance with the investment advisor’s strategy weightings (equity hedge: 50%, trading: 25% and arbitrage: 25%). With this in mind, the performance looks even more favourably as the HFRI Fund of Funds Composite Index produced a performance of 5.00% for the same period. The source of the gains in the portfolio was evenly spread across the three main hedge fund strategies of equity hedge, trading and arbitrage. The US and Japanese markets progressed gradually, but less dramatically. Trading funds also made gains as they started to build profitable short positions in the US dollar and added some emerging market exposure. The continued strengthening of credit markets resulted in good profits for most of credit and distressed managers in our arbitrage book.

The second quarter began well, with earlier equity market momentum continuing until mid-May when – following comments made by the then new Federal Reserve Chairman, Ben Bernanke – a sell-off set in as investors’ risk appetite sharply reversed and liquidity was withdrawn. Some of the Emerging and Asian markets, which had rallied strongly before, saw sell-offs of around 10% whilst the main markets of Europe and the US lost around 5%. However, many of the equity long/short hedge funds around the globe, which had been increasing their exposures to mid and smaller-cap stocks, were hurt far more than the larger cap indices suggested. Many mid- and small-cap stocks fell by 20% or 30%, resulting in the equity long/short universe falling in line with the market indices despite profiting from their short books. By mid-June calm had been restored as corporate US and Europe continued to deliver strong earnings, whilst increased levels of merger and acquisition activity led by private equity firms provided a further boost to equity markets. Trading funds, which had started to enjoy a strong rally late in the first quarter due to US dollar weakness, built ever larger dollar shorts, expecting a move down during the second quarter. But, as equity markets fell, panicked investors fled into the US dollar. This resulted in sharp losses for our trading funds during the time of equity market weakness, when we would typically expect them to profit. We took the decision to back our manager selection and, with few exceptions, held our strategy allocations during this period. This proved a well-rewarded strategy as more experienced investors did not panic and took the opportunity to pick up some cheap trades. creInvest’s portfolio ended the difficult two month of May and June 2006 with a decline of 2.43%.

The third quarter progressed satisfactorily in terms of a

PORTFOLIO REVIEW 2006

solid return against a volatile background. It began with a notable drawdown in July following uncertainty about further rises in US interest rates against a background of increasing evidence of global economic slowdown. However, following this poor start the equity markets were viewed as being oversold and rallied back strongly through the balance of the quarter. The equity hedge exposure of the portfolio did not participate significantly in this rally as they had been keen to protect capital early in the quarter and hence adopted a more cautious positioning as the rally came. There were further mixed signals from global macro data making discretionary macro trading particularly difficult. Finally the arbitrage managers saw mixed performance throughout the quarter.

The fourth quarter was almost identical to the first quarter of 2006, with gains equally distributed across the three main strategies. These gains unfolded steadily over the quarter. As equities fell out of favour one week, trading managers profited, whilst arbitrage books continued to make modest but consistent progress.

Overall, 2006 was a satisfactory year for the creInvest portfolio with a rewarding strategy allocation policy and particularly strong manager selection. The overall return for the portfolio came crudely from a 15.40% return in equity hedge (7.18% contribution to the overall portfolio performance), 9.10% in trading (2.01% contribution) and 21.51% in arbitrage (5.76% contribution). Within the specific strategies, manager selection proved to be particularly successful in European equity hedge, discretionary macro, event driven and credit arbitrage strategies. This combined with the positive overweighting of equity hedge in general and European equity hedge specifically, proved advantageous, whilst the arbitrage book significantly contributed to lowering the portfolio’s overall volatility.

OUTLOOK

We are cautiously optimistic for 2007. We expect to see positive returns from equities, albeit potentially with more volatility than in recent years. However, due to the sharp rises in late 2006, we have moved our weighting closer to the lower end of our long-term range as we expect to see better entry points than are currently offered. We also see good opportunities for our trading allocations, discretionary macro managers in particular, as the direction of global economies becomes more apparent. This should give rise to a number of potential pricing errors, particularly in fixed income and currencies. Finally, arbitrage strategies will have the support of a higher risk-free rate than at the start of 2006, but this is balanced by the increased danger of historically tight credit spreads.

Whilst the weightings to both arbitrage and trading have been maintained, we have undertaken some restructuring of allocations following some outsized performances by certain managers, resulting in the top slicing of these positions.

EQUITY HEDGE

After four years of bullish equity markets, as we enter 2007, the consensus regarding global equities is far more constrained than it was a year ago. The world economy appears to be moving into a period of synchronised economic growth, albeit at a level (in our opinion) lower than some may expect. Despite this, we still believe that the environment should be supportive of equities. The following comments highlight why we believe returns for equity markets will be positive in 2007, whilst they are unlikely to reach the scales of 2006.

EQUITY HEDGE US

US equity markets appear to be pricing in the expectation that economic data in 2007 will mirror that of 2006. We believe this to be a heroic assumption. We doubt this consensus is correct as it implies that global and specifically the US equity market will negotiate the period of material house price correction, and the resulting downturn in consumption, without problems. Such a near “goldilocks scenario” seems unlikely and we therefore believe in the need to maintain a level of caution when buying into US equities in 2007. In our view, it is also likely that there will be periods when the negative influences will be overstated, resulting in panic and oversold positions. We continue to believe that US corporates offer solid earnings potential, but are going through a period of uncertainty. That uncertainty is not yet priced into the market. When it is, we may be in a good position to raise our exposures but, as we enter 2007, we have reduced the allocation.

EQUITY HEDGE EUROPE

Europe has enjoyed three consecutive years of bull markets and there is no doubt that the end is getting nearer, but we do not believe that we are there yet. Although 2007 is unlikely to be as strong as 2006, we believe that it will nevertheless be another positive year for European equities. Given the market’s exuberant finish to 2006, however, there is likely to be a short-term liquidity-driven correction in early 2007. This should be viewed as a longer-term buying opportunity.

Some distinct factors continue to drive European equities. These include improving fundamentals based on valuation, growth and returns, along with a benign economic background and continued merger and acquisition activity. Going into 2007, given that the cost of debt is low and many European companies have cash on their balance sheets, there are likely to be more and bigger deals, including more mergers of equals. On top of this, the three-year bull market has, for the most part, been driven by earnings growth with very limited multiple expansion. Although it is not wise to count on multiple expansions, it could provide a reasonable boost to European equities in 2007. One key risk is currency; if the euro strengthens versus the USD over a prolonged period, this would dramatically reduce European earnings.

EQUITY HEDGE - PACIFIC EX-JAPAN

The key market within the region remains China, which posted gains in excess of 82% in 2006. The market was buoyed by heavy new issuance and strong overseas demand, leading to generous rewards throughout the year. We continue to see good opportunities, but the amount of cash flowing into the market, combined with the extraordinary heights reached in such a short time period, suggest that there is likely to be a correction – perhaps a

OUTLOOK

sharp one – on the horizon. This is not to say one should sell China entirely, but a more cautious approach may be appropriate.

EQUITY HEDGE JAPAN

The Japanese equity market underperformed other major markets in 2006, with the Nikkei 225 up 7% compared to a 16% gain in the S&P 500 and a 20% gain in the MSCI Europe index. However, the performance of this broad index, which consists mainly of large-cap, export oriented companies whose performance relates as much to the value of the yen as it does to company fundamentals, belies the much greater distress experienced by small- and mid-cap Japanese equities in 2006. Some of these names, as indicated by the Mothers Index, fell nearly 60% over the year. Whereas one equity hedge fund focused its portfolio in terms of market cap, which was the main determiner of performance for 2006, most Japanese equity hedge managers were more exposed to small- and mid-caps than to large-cap stocks.

Undoubtedly by the end of 2005, expectations, and hence the Japanese market, had got aggressively ahead of the fundamentals. As a result, the consolidation in 2006 has been positive. We believe it is dangerous to fight market sentiment, which in the very short term remains negative towards Japanese equities. However, we feel that it is prudent to have a modest exposure to the market and look to build exposures as the negative sentiment turns and greater evidence of economic growth materialises.

TRADING

We have experienced a number of years of insipid performance in the key trading markets. However, our manager selection within the multi-strategy funds has been particularly strong and resulted in some attractive performance. Trading is a strategy that offers the opportunity for manager selection to significantly out-weigh general market conditions.

As we begin 2007, the mixed indicators regarding the health of the US economy should enhance opportunities for macro managers in particular. Once the direction of the economy becomes clearer, macro managers are likely to position themselves to profit from that direction quickly and well ahead of any central bank moves. Further, as we expect conditions in 2007 to turn more favourable for trading funds in general, this, combined with the improved manager selection, makes us optimistic about this allocation.

MACRO

We see a number of market opportunities for this strategy in 2007. As always, there is a busy calendar of key economic indicators such as US housing demand, US consumer spending, global inflation and corporate profitability. As there is a higher than normal degree of uncertainty regarding the direction of global economies, managers have an opportunity to move ahead of central banks. That is, they should have an opportunity to profit form being nimble, particularly in fixed income and currency markets where they can operate more freely in size and with greater flexibility. For a number of years, returns from these areas have been modest. As a result, macro managers have become more adept at making money in smaller markets. This apparent rise in macro opportunities within both large and smaller markets combined with managers’ greater focus, means that 2007 could be an interesting year.

SYSTEMATIC TREND AND NON-TREND

The systematic strategies within trading funds emphasise managers with deep research capabilities for whom the development of their strategy is key. For a number of years this strategy suffered from under-investment in research; relatively old models were generous in their returns and thus research was viewed as a luxury few required. For those that did undertake meaningful research, the rewards have been available in 2006, especially for managers trading shorter-term models with higher levels of frequency. Our allocations remain focused on a group of managers whom we hold in high regard.

ARBITRAGE

Tight credit spreads combined with increased dispersion amongst corporates resulted in a good 2006, with modestly outsized returns for many arbitrage strategies. We have

OUTLOOK

been careful in ensuring that weighting to strategies remain close to long-term mid-points. This has ensured a well-diversified portfolio, resulting in a return that is more consistent and less correlated to equities, whilst possibly lowering the returns overall.

CREDIT

Credit markets continue to display remarkable resilience in the face of continued credit supply. This should not be that surprising given the yield-hungry market, with strong demand from structured credit buyers and hedge fund around the globe. As long as these buyers retain their current cash-rich position, there appear to be few catalysts for spreads to widen. In fact, it could well be the case that spreads tighten even further, as structured credit technology becomes more sophisticated and provides further yield enhancement opportunities for ratings sensitive investors. This can take place in the form of structures such as constant proportion debt obligations (CPDOs) and derivative product companies (DPCs).

We remain cautious and fear that the market is becoming careless regarding risk, with new instruments incorporating greater sensitivity to widening credit spreads. It is dangerous to bet against a market that has momentum, and we have been careful in that respect. Our current managers have a suitably cynical outlook. If credit spreads do move out sharply, we would hope to profit from the credit arbitrage book, although we would undoubtedly suffer within arbitrage as a whole, given our event driven exposure.

EVENT DRIVEN

Our current allocations are activist-oriented. As a result, they continue to have equity-type risks but not the same level of general market correlation.

RELATIVE VALUE

Relative Value enjoyed a better year in Asia than in recent past, but returns in other developed markets were mixed. We remain cautious on this strategy as we believe that the factors that would assist relative value strategies to perform well are likely to be the same as those that would help other, more rewarding, arbitrage strategies.

CORPORATE GOVERNANCE

The corporate governance information of creInvest is presented in accordance with the Corporate Governance Directive of SWX Swiss Exchange that entered into force on 1 July 2002, with the “Instructions for Applying the Corporate Governance Directive” of the Swiss Federal Banking Commission and with the guidelines and recommendations of the “Swiss Code of Best Practice for Corporate Governance” of the Swiss Business Federation (economiesuisse) dated 25 March 2002.

1. GROUP STRUCTURE AND SHAREHOLDERS

1.1 GROUP STRUCTURE

creInvest AG, Zug, (the “Company”) holds 100% of creInvest (Cayman) Ltd. The subsidiary is domiciled on Grand Cayman, Cayman Islands, and had a share capital of USD 5,000,000 at 31 December 2006.

The Company is listed on the SWX Swiss Exchange since October 1996. The bearer shares of creInvest are traded in USD (Swiss Security No. 442.297, ISIN CH0004422975). Refer to ‘2.1 Capital’ for further details regarding the listing and trading currency of creInvest’s shares.

As per 31 December 2006, the Company’s market capitalisation was USD 263.79 million.

1.2 SIGNIFICANT SHAREHOLDERS

The significant shareholders are disclosed in the notes to the consolidated financial statements on page 56.

On 31 December 2006, the Company held a total of 88,252 own shares (9.98%).

There are no shareholders’ agreements in place.

1.3 CROSS-SHAREHOLDINGS

There are no cross-shareholdings between the Company and its subsidiary or third-party companies.

2. CAPITAL STRUCTURE

2.1 CAPITAL

As of 31 December 2006, the issued and outstanding share capital of the Company was CHF 88,400,000, divided into 884,000 fully paid bearer shares with a nominal value of CHF 100 each.

The Company is listed on the SWX Swiss Exchange since October 1996.

The bearer shares of the Company are traded exclusively in USD since 23 June 2003. After being traded in CHF on the SWX Swiss Exchange since the inception of the company in 1996, the Company introduced a multi-currency listing in both CHF and USD in January 2001, thus allowing investors to trade the Company in the currency of their choice. However, this led to confusion in regard to the USD denomination of the underlying portfolio. Based on the feedback received from investors and in order to simplify trading and reporting, the Company introduced the USD-only listing on the SWX Swiss Exchange in 2003, thus aligning the listing currency to the portfolio currency.

The change of the listing currency did not have an effect on the Company’s share capital, the nominal value of the shares, or any future dividends (which will all remain in CHF). Additionally, the Company’s investment approach was not altered in any way by this measure. All shares are simply quoted in USD.

2.2 CONDITIONAL AND AUTHORISED CAPITAL IN PARTICULAR

As of 31 December 2006, the Company had neither any authorised nor conditional capital.

2.3 CHANGES IN CAPITAL

Within the last three years, the following change in share capital took place:

On 20 November 2006, the Company bought back 86,500 bearer shares from Bank Julius Baer & Co. Ltd. at the average closing prices over the last 30 trading dates and at a discount to the net asset value of approximately 6.4%. Bank Julius Baer had acquired these shares over a period of time in the course of its market-making activities. The Board of Directors of the Company plans to propose at the next annual general meeting on 22 May 2007, the reduction of the company’s share capital by a nominal amount of CHF 8.8 million from CHF 88.4 million to CHF 79.6 million by cancelling 88,000 bearer shares, thereby adjusting the float to current demand and sustainably aligning the share price with its intrinsic value.

The description of changes of capital is disclosed in the consolidated financial statements on pages 44 and 45.

2.4 SHARES AND PARTICIPATION CERTIFICATES

As of December 31, 2006, the Company had a total of 884,000 bearer shares with a nominal value of CHF 100 outstanding of which the Company held 88,252.

There are no preferential rights or similar rights. Each share is entitled to one vote and has full dividend rights.

The bearer shares of the Company are listed and traded in USD on the SWX Swiss Exchange. Refer to ‘2.1 Capital’ on this page for details regarding the listing and trading currency of creInvest’s shares.

2. CAPITAL STRUCTURE

The shares are deposited with SIS SegaInterSettle AG under Swiss Security No. 442.297, ISIN CH0004422975. A Global Share Certificate (“Globalurkunde auf Dauer”) has been deposited with SIS SegaInterSettle AG and transfers of shares are effected through a book-entry system maintained by SIS SegaInterSettle AG. Share certificates are not available for individual delivery.

There are no participation certificates.

2.5 BONUS CERTIFICATES

There are no bonus certificates.

2.6 LIMITATIONS ON TRANSFERABILITY

There are no limitations on the transferability of shares.

2.7 CONVERTIBLE BONDS AND OPTIONS

As of 31 December 2006, there are no outstanding convertible bonds or options.

2.8 DISTRIBUTION OF PROFIT

The Company does not intend to pay dividends, but rather to reinvest the annual earnings in order to achieve long-term capital appreciation. Thus, the Company has not paid out any dividends so far.

3. BOARD OF DIRECTORS

Four members of the Board of Directors of the Company are non-executive members, one member is an executive member.

3.1 MEMBERS OF THE BOARD OF DIRECTORS

NON-EXECUTIVE

Andrew Hanges (born 1949), American and U.K. citizen; BSc from New York University, 1971; MBA from the University of Southern California, 1972. Director of banking operations at Midland Bank in London, 1987-1994; Executive Vice President of First Fidelity Bank Corporation of New Jersey until it was acquired by First Union, 1994 to 1995; Area President of First Union National Bank, 1995 to 1997; Chief Executive Officer for GAM (UK) Limited and Director – Operations, since 1997; additionally Chief Operating Officer of the Asset Management Division of the Julius Baer group, since 2006.

Chairperson of the Board of Directors of the Company (first time election to the Board of Directors in 2006, term of office until 2009).

3. BOARD OF DIRECTORS

Frank Schneider (born 1968), Swiss citizen; Masters Degree in Business and Finance from the University of Zurich, 1995; MBA from GSBA Zurich / State University of New York, Albany, 2006. Various assignments in Zurich, London and Madrid with UBS in Private Banking, 1995 to 2000; since 2000 Head of Operations of GAM (Schweiz) AG, responsible for the middle office function for Private Clients of the whole GAM group. In addition, Head of Operations for GAM Anlagefonds AG, responsible for all operational aspects of Swiss registered GAM funds.

Vice Chairperson of the Board of Directors of the Company (first time election to the Board of Directors in 2006, term of office until 2009).

Gérard Bagnoud (born 1953), Swiss citizen; Investment Banker Certificate, New York Institute of Finance, 1978. Swiss Bank Corporation, Crans - Montana, 1972 – 1974; Finex AG, Zurich, 1974 – 1976; Blyth Eastman Dillon SA, Geneva and New York, 1976 – 1979; Compagnie de Banque et d’Investissements, Geneva, 1979 – 1982; Caisse d’Epargne du Valais, Sion, 1982 – 1983; Compagnie de Banque et d’Investissements / Union Bancaire Privée, different functions, Geneva, 1983 – 1996; Bank Julius Baer & Cie. SA, Member of the Management Committee and President of the Investment Committee, Geneva, 1996 – 2001. Entry into de Pury Pictet Turretini & Cie. SA. as Managing Partner in 2001.

Member of the Board of Directors of the Company (first time election in 1998, term of office until 2007).

Peter H. Fletcher (born 1949), Canadian and Australian citizen; CFA Charterholder since 1988. Midland Doherty arbitrage trader Montreal Stock exchange, 1967 – 1970; Government of South Australia, responsible for special projects, 1970 – 1975; Montreal Trust, pension investments and administration, 1975 – 1979; Bank of Bermuda Ltd., Bermuda and Hong Kong, General Manager responsible for investment and institutional trust services, 1979 – 1995. Entry into Parly Company SA, Geneva, as Managing Director, investment advisory, in 1995.

Member of the Board of Directors of the Company (first time election in 1999, term of office until 2008).

EXECUTIVE

Roman Aschwanden (born 1966), Swiss citizen; MA in Business and Finance from the University of Zurich, 1992. Junior Account Manager for Swiss multi-national companies in Corporate Banking with UBS Zurich, 1993 to 1995; Chief of Staff of Investment Banking in UBS Tokyo, 1996 to 1998; Senior Project Manager for Private Banking with UBS Tokyo, 1998 – 1999; Senior Project Manager for a global wealth planning concept with UBS Zurich, 1999 – 2000; Head of Portfolio Management with GAM (Schweiz) AG, 2000 to 2004; Head of Portfolio Management, Global, responsible for investment implementation, risk, operational and business IT management in discretionary portfolio management for the whole GAM group, since 2005. Chief Executive Officer of creInvest AG, since May 2006.

Delegate of the Board of Directors of the Company (first time election to the Board of Directors in 2006, term of office until 2009).

Changes in the Board of Directors

Antoinette Hunziker-Ebneter and Thomas Arnet did not stand for re-election in 2006 and were consequently replaced by Andrew Hanges and Frank Schneider. Additionally, Roman Aschwanden was elected to the Board.

3. BOARD OF DIRECTORS

The Board of Directors has constituted itself with Andrew Hanges as Chairperson, Frank Schneider as Vice Chairperson and Roman Aschwanden as Delegate of the Board of Directors.

3.2 OTHER ACTIVITIES AND VESTED INTERESTS

In applying the Corporate Governance Directive and the corresponding commentary of the SWX Swiss Exchange, mandates and interest ties with exchange-listed domestic and foreign companies as well as with domestic and foreign banks are disclosed. There are no activities/interest ties within scope of section 3.2 than those disclosed below:

Andrew Hanges: Chief Operating Officer of the GAM group as well as the Asset Management Division of the Julius Baer group.

Frank Schneider: Head of Operations of GAM (Schweiz) AG and GAM Anlagefonds AG.

Gérard Bagnoud: Managing Partner at de Pury Pictet Turretini & Cie. SA.

Peter H. Fletcher: Managing Director at Parly Company S.A.

Roman Aschwanden: Head of Portfolio Management, GAM group; Board Member of GAM (Schweiz) AG, GAM Anlagefonds AG and Julius Baer Investment Fund Services Ltd. Member of the Transparency Council Funds of Hedge Funds (initiated by the Institute Banking & Finance IBF of Zurich University of Applied Sciences Winterthur ZHW) as well as the Hedge Funds Committee of the Swiss Fund Association SFA.

3.3 CROSS-INVOLVEMENT

Among the members of the Board of Directors of the Company, there is no cross-involvement between the boards of directors of listed companies.

3.4 ELECTIONS AND TERMS OF OFFICE

The members of the Board of Directors are elected by the Shareholders’ Meeting for a term of three years each (staggered renewal) and can be re-elected.

The year of the first-time election and remaining terms of office of each member are disclosed on pages 34 and 35.

3.5 INTERNAL ORGANISATION STRUCTURE

The internal organisation structure is outlined in the Organisational and Management Regulations of the Company that can be downloaded from the Company’s website (www.creinvest.ch/portrait/org.shtm). The Board of Directors consists of three or more members and elects a Chairperson, a Vice Chairperson as well as a Delegate who have to be members of the Board of Directors.

The Board of Directors meets as often as business requires, but usually twice per year. The meetings are called by the Chairperson. Each member of the Board of Directors can request a meeting at all times. All issues to be discussed must be

3. BOARD OF DIRECTORS

listed and the invitation must be sent out at least ten days prior to the meeting. The Board of Directors has not established any committees. In 2006 the Board of Directors met twice in person and once by phone conference.

In order to pass a resolution, a majority of its members have to be present. Resolutions are passed by absolute majority of the votes of the members present. In case of a tie vote, the Chairperson casts the deciding vote. The Management participates in the meetings of the complete Board of Directors. Declaratory decrees and changes to the Articles of Incorporation as well as capital increase reports are determined at the Shareholders’ Meeting.

3.6 DEFINITION OF AREAS OF RESPONSIBILITY

BOARD OF DIRECTORS

The Board of Directors is responsible for the ultimate direction, supervision and control of the Company, which it fulfills within scope of the duties stipulated in Article 716a of the Swiss Code of Obligations. The Board of Directors establishes the strategic, organisational, accounting and financing policies to be followed by the Company.

MANAGEMENT

The Board of Directors has delegated the conduct of the day-to-day business operations to the Chief Executive Officer (CEO). The CEO is responsible for the management of the Company and for all other matters except for those reserved by law, the Articles of Incorporation and the Organisational and Management Regulations of the Company to another governing body.

The Organisational and Management Regulations of the Company are published on the Company’s web site

(www.creinvest.ch/portrait/org.shtm).

3.7 INFORMATION AND CONTROL INSTRUMENTS VIS-À-VIS THE MANAGEMENT

In order to allow fulfillment of its supervising duties, the Board of Directors is provided with the following information:

•                  Portfolio valuation and calculation of the estimated total net asset value of the Company on a weekly basis.

•                  Detailed portfolio report containing the Investment Advisors’ investment outlook and strategy on a quarterly basis.

•                  Quarterly report from the Management of the Company. The report covers a detailed portfolio analysis, marketing and sales activities, market making, operational and personnel issues.

•                  A representative of the Investment Advisor attends the Board of Directors’ meetings in order to discuss the portfolio and related issues in depth.

•                  Consolidated financial statements as per 31 December (audited) and 30 June (unaudited) of each business year. The Board of Directors is provided additionally with an annual budget proposal for approval as well as budget comparisons.

Further to the instruments above, the internal audit department of the Julius Baer Group regularly audits the Company as well as the subsidiary in Cayman and reports its findings to the Board of Directors of the Company. Finally, the external auditors provide the Board of Directors with a management letter after the yearly audit to report on findings and recommendations.

4. MANAGEMENT

4.1 MEMBERS OF THE MANAGEMENT

Roman Aschwanden (born 1966), Swiss citizen; MA in Business and Finance from the University of Zurich,1992. Junior Account Manager for Swiss multi-national companies in Corporate Banking with UBS Zurich, 1993 to 1995; Chief of Staff of Investment Banking in UBS Tokyo, 1996 to 1998; Senior Project Manager for Private Banking with UBS Tokyo, 1998 – 1999; Senior Project Manager for a global wealth planning concept with UBS Zurich, 1999 – 2000; Head of Portfolio Management with GAM (Schweiz) AG, 2000 to 2004; Head of Portfolio Management, Global, responsible for investment implementation, risk, operational and business IT management in discretionary portfolio management for the whole GAM group, since 2005. Chief Executive Officer of creInvest AG, since May 2006.

Roman Aschwanden is responsible for the overall management of the Company.

4.2 OTHER ACTIVITIES AND VESTED INTERESTS

Roman Aschwanden is Head of Portfolio Management, GAM group; Board Member of GAM (Schweiz) AG, GAM Anlagefonds AG and Julius Baer Investment Fund Services Ltd. Additionally, he is a member of the Transparency Council Funds of Hedge Funds (initiated by the Institute Banking & Finance IBF of Zurich University of Applied Sciences Winterthur ZHW) as well as the Hedge Funds Committee of the Swiss Fund Association SFA.

4.3 MANAGEMENT CONTRACTS

The fee arrangement under specific agreements with related parties entered into by the Company and creInvest (Cayman) Ltd. are stated in note 6 to the consolidated financial statements on pages 53 and 54.

5. COMPENSATION, SHAREHOLDINGS AND LOANS

5.1 CONTENT AND METHOD OF DETERMINING THE COMPENSATION

The members of the Board of Directors not associated with the GAM or JB group receive a compensation which is determined from time to time by the Board of Directors.

In accordance to the Organisational and Management Regulations of the Company, the Chairperson defines the compensation for the Management that consists of a fixed salary.

5.2 COMPENSATION FOR ACTING MEMBERS OF THE GOVERNING BODIES

The total compensations (gross, accrual based) for the financial years 2006 and 2005 are as follows:

	2006	2005
Compensation of the non-executive members of the Board of Directors (current)	CHF 40,000	CHF 60,000
Compensation of the non-executive members of the Board of Directors (resigned)	CHF 16,667	CHF 0
Compensation of the executive management (current)	CHF 60,000	CHF 330,000
Compensation of the executive management (resigned)	CHF 78,686	CHF 0
Total	CHF 195,353	CHF 390,000

5. COMPENSATION, SHAREHOLDINGS AND LOANS

5.3 COMPENSATION FOR FORMER MEMBERS OF GOVERNING BODIES

No compensation was paid to former Board members of governing bodies.

5.4 SHARE ALLOTMENT

No shares were allotted to members of the Board of Directors, the Management or related parties.

5.5 SHARE OWNERSHIP

At the time of the disclosure deadline, the following shareholdings in bearer shares of the Company applied:

No. of shares held
Members of the Board of Directors (non-executive) and related parties	304
Management (executive) and related parties	1
Total	305

The significant shareholders are listed on page 56.

5.6 OPTIONS OWNERSHIP

No options on bearer shares of the Company were held as per 31 December 2006.

5.7 ADDITIONAL FEES AND REMUNERATION

No additional fees or remunerations have been paid to members of the Board of Directors and the Management or parties closely linked to such persons.

5.8 LOANS TO MEMBERS OF GOVERNING BODIES

The Company has not granted any guarantees, outstanding loans, advances or credits to members of the Board of Directors, the Management or parties closely linked to such persons.

5.9 HIGHEST TOTAL COMPENSATION

The highest total compensation paid to a current member of the Board of Directors in the year under review amounted to CHF 60,000.

6. SHAREHOLDERS’ PARTICIPATION RIGHTS

6.1 VOTING-RIGHTS AND REPRESENTATION RESTRICTIONS

There are no voting rights restrictions in place:

•                    Each bearer share of the Company carries one vote at the Shareholders’ Meeting.

Shareholders who are unable to attend the Shareholders’ Meeting in person may be represented by a third party, their bank (safekeeping account proxy), the Company or by Dr. Richard Muller, Attorney at law, Artherstrasse 3, 6301 Zug, who acts as the independent proxy under the ruling of Art. 689c of the Swiss Code of Obligations (CO). Unless instructions to the contrary are received prior to the Shareholders’ Meeting, these representatives will vote in accordance with the proposals of the Board of Directors.

6.2 STATUTORY QUORUMS

The statutory quorums comply with the applicable legal regulations.

6.3 CONVOCATION OF THE SHAREHOLDERS’ MEETING

The convocation of the Shareholders’ Meeting complies with the applicable legal regulations. The convocation may also be requested by one or more shareholders representing together at least 10% of the share capital. The Board of Directors shall convene the requested Shareholders’ Meeting within four weeks following the receipt of the request.

6.4 AGENDA

Shareholders representing shares with a par value of at least CHF one million may request the inclusion of items on the agenda. Such requests must be submitted to the Company at least six weeks prior to the day of the Shareholders’ Meeting. The convocation and the inclusion on the agenda shall be requested in written form, listing the items and the motions.

7. CHANGES OF CONTROL AND DEFENSE MEASURES

7.1 DUTY TO MAKE AN OFFER

Article 20 of the Articles of Incorporation of the Company states that an investor who exceeds the threshold of 331/3% but less than 50%, respectively of the voting rights shall not be obliged to make a public offer to acquire all listed equity securities of the Company pursuant to Art. 32 and Art. 52 of the Federal Stock Exchange Act (SESTA).

7.2 CLAUSES ON CHANGES OF CONTROL

There are no clauses on changes of control benefiting the members of the Board of Directors and/or the Management.

8. AUDITORS

8.1 DURATION OF THE MANDATE AND TERM OF OFFICE OF THE LEAD AUDITOR

PricewaterhouseCoopers AG, Zug, has been the statutory and group auditor of the Company since 1996. Markus Schmid serves as the responsible Engagement Leader for the Company since the 2003 financial year.

8.2 AUDITING FEES

PricewaterhouseCoopers AG are the auditors of the Company. The fee paid and accrued for audit services for the financial year 2006 was USD 90,066 (2005: USD 76,698).

8.3 ADDITIONAL FEES

Additional fees in the amount of USD 4,519.20 were paid in 2006 (2005: nil).

8.4 SUPERVISORY AND CONTROL INSTRUMENTS PERTAINING TO THE AUDIT

The Board of Directors annually assesses the performance, compensation and independence of the auditors. The Board of Directors further controls on an annual basis the extent of the external auditing, the auditing plans and the respective programs and discusses auditing results with the external auditors at the Board of Directors’ meeting following the audit.

9. INFORMATION POLICY

The Company aims to keep shareholders informed with utmost transparency as early as possible. The most recent information can always be obtained on the Company’s web site:

www.creinvest.ch

The website provides updates on share price development, performance data and the latest news – and also includes detailed monthly information.

Registered shareholders and interested parties receive the following information:

•                  weekly performance update of share price and underlying NAV

•                  monthly information on the investment performance and the portfolio structure

•                  semi-annual report containing unaudited financial statements and a transparent portfolio inventory

•                  annual report

All publications can be downloaded from www.creinvest.ch/download/download.shtm.

9. INFORMATION POLICY

To be included on the Company’s mailing list or for further information please contact:

creInvest AG

Neugasse 4, 6301 Zug, Switzerland

Tel. +41 41 710 00 68 Fax +41 41 711 60 46 info@creinvest.ch

IMPORTANT DATES:

End of financial year:	31 December

Publication of annual report:	April

Publication of semi-annual report:	August

The Annual Shareholders’ Meeting will take place on 22 May 2007 in Zug.

CONSOLIDATED

FINANCIAL STATEMENTS

creINVEST AG CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

Consolidated balance sheet at 31 December

(in thousands of United States dollars)

	Notes	2006	2005
Assets
Current assets
Cash at banks		6,217	748
Redemption receivable		4	51,795
Fixed assets		41	—
Investments		305,407	237,728

Total current assets		311,699	290,271

Non current assets
Investments	3	22,095	38,623

Total non current assets		22,095	38,623
Total assets		333,764	328,894

	Notes	2006	2005
Liabilities and shareholders’ equity
Current liabilities
Short term bank loan	8	48,100	45,850
Other short term liabilities	6	4,941	2,797
Tax accrual	10	16	14
Payable for investments purchased		—	2,656

Total liabilities		53,057	51,317

Shareholders’ equity
Share capital, net of treasury shares	5	65,189	66,940
Legal reserves:
General legal reserves	5	29,676	46,753
Other reserves	5	3,042	12,268
Retained earnings	5	182,800	151,616
Total shareholders’ equity		280,707	277,577
Total liabilities and shareholders’ equity		333,764	328,894

Total net asset value per share (in United States dollars)		353	315

The accompanying selected explanatory notes on pages 46 to 57 are an integral part of these consolidated financial statements.

Consolidated statement of income for the year ended 31 December	Notes	2006	2005

Operating income
Interest income		539	87
Net realised/unrealised gains from investments	3	39,079	17,454
Net realised gain (loss) on foreign currencies		387	132
Other income	4	869	75
		40,874	17,748
Operating expenses
Management and advisory fees	6,7	7,760	4,994
Interest expense	8	1,320	3,186
Other expenses	7	860	1,415
		9,940	9,595
Income for the year before taxes		30,934	8,153
Tax refund (expense)	10	(17)	(15)
Net income for the year		30,917	8,138

Earnings per share Basic and fully diluted	11	0.035	0.009

The accompanying selected explanatory notes on pages 46 to 57 are an integral part of these consolidated financial statements.

creINVEST AG CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

Consolidated statement of changes in shareholders’ equity for the year ended 31 December

(in thousands of United States dollars)

			General
	Share	Treasury	legal	Other	Retained
	capital	shares	reserve	reserves	earnings	Total
Balance at 31 December 2003	71,477	(119)	49,882	4,902	125,434	251,576
Foreign exchange difference	6,262	(13)	4,364	(10,656)	—	(43)
Net income	—	—	—	—	18,044	18,044
Total recognised income for the year	—	—	—	—	18,044	18,044
Purchase of treasury shares	—	(22)	(58)	—	—	(80)
Balance at 31 December 2004	77,739	(154)	54,188	(5,754)	143,478	269,497
Foreign exchange difference	(10,666)	21	(7,435)	18,022	—	(58)
Net income	—	—	—	—	8,138	8,138
Balance at 31 December 2005	67,073	(133)	46,753	12,268	151,616	277,577
Foreign exchange difference	5,346	(26)	3,242	(9,226)	267	(397)
Net income	—	—	—	—	30,917	30,917
Total recognised income for the year	—	—	—	—	31,184	31,184
Purchase of treasury shares	—	(7,071)	(20,319)	—	—	(27,390)
Balance at 31 December 2006	72,419	(7,230)	29,676	3,042	182,800	280,707

The accompanying selected explanatory notes on pages 46 to 57 are an integral part of these consolidated financial statements.

Consolidated statement of cash flows for the year ended 31 December (in thousands of United States dollars)	2006	2005

Cash flows from operating activities
Purchases of securities	(369,532)	(126,167)
Sales of securities	406,585	186,196
Interest received	539	87
Operating expenses paid	(5,664)	(7,550)
Interest paid	(1,295)	(3,186)
Taxes (paid)/refunded	(15)	(15)
Total cash (used in)/from operating activities	30,618	49,365

Cash flow from investment activities

Purchase of fixed assets	(41)	—
Total cash (used in)/from investment activities	(41)	—

Cash flow from financing activities

Net loans (repaid)/received	2,250	(54,150)
Purchase of treasury shares	(27,390)	—
Total cash (used in)/from financing activities	(25,140)	(54,150)

Foreign exchange difference	32	10

(Decrease)/increase in cash and cash equivalents	5,469	(4,775)

Cash and cash equivalents at the beginning of the year	748	5,523
Cash and cash equivalents at the end of the year	6,217	748

The accompanying selected explanatory notes on pages 46 to 57 are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

1. THE COMPANY AND ITS PRINCIPAL ACTIVITY

creInvest AG (the “Company”) is an investment company, which was incorporated under the laws of Switzerland on 13 March 1996. The Company’s investment activities are conducted through its wholly-owned subsidiary, creInvest (Cayman) Ltd. (“CreInvest Cayman”), an open ended investment company incorporated on 15 March 1996 under the laws of the Cayman Islands. The address of the registered office is Neugasse 4, 6301 Zug, Switzerland. The Company has two part-time employees.

The Company’s investment objective is to achieve capital appreciation with diversification of risk by investing the Company’s assets in a concentrated multi-manager portfolio investing in worldwide financial markets via hedge funds diversified at both strategy and fund manager level. It is the Company’s policy under normal conditions to invest substantially all of its assets in hedge funds in accordance with the following guidelines:

•        The asset allocation may vary significantly during market cycles. There are no restrictions on the markets which may be used.

•        The Company does not allocate more than 20% of its investment portfolio at cost to one single fund manager or hedge fund.

The Company may hold liquid assets in the form of bank deposits with a term of up to 12 months. The liquidity may be denominated in any freely convertible currency. The liquidity should typically not exceed 50% of the NAV.

The Company makes its investments primarily in US dollar-denominated assets and does not hedge the currency exposure under normal circumstances. The Company may, however, from time to time seek to hedge all or a portion of its currency risks through the use of derivative transactions, including, but not limited to, futures, options, swaps or any combination there-of, but is not obliged to do so.

The Company may, on a consolidated basis, make use of leverage up to 40% of its net assets. Borrowings may be secured by the Company’s assets.

Currently, it is not the Company’s intention to pay dividends to shareholders and net income will be reinvested.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION:

The consolidated financial statements have been prepared under the historical cost convention, modified by the revaluation of investments at fair value, and in accordance with International Financial Reporting Standards (“IFRS”) as well as the provisions of the Additional Rules of the SWX Swiss Exchange for the Listing of Investment Companies. The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In 2006, the Company adopted all new and revised IFRS which were effective for periods beginning on or after 1 January 2006. The 2005 corresponding figures have been amended as required, in accordance with the requirements of the newly adopted standards.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

Existing revised IAS Standard adopted by the Company since 1 January 2006:

•                  IAS 39 (revised 2005) – The Fair Value Option

There are no substantial effects or changes in the accounting policies due to the adoption of the existing revised IAS 39.

The following standards, interpretations and amendments to published standards that are mandatory for accounting periods beginning on or after 1 January 2007 or later have not been adopted early:

•                  IFRS 7 (effective 1 January 2007) – Financial Instruments: Disclosures

•                  IFRS 8 (effective 1 January 2009) – Operating Segments

The Company assessed the impact of IFRS 7 as well as IFRS 8 and concluded that the adoption will result in additional disclosures in the notes to the consolidated financial statements. The Company will apply IFRS 7 from annual periods beginning 1 January 2007.

All currency amounts included herein are expressed in thousands of US dollars (“TUSD”) unless otherwise noted. Certain per share information is expressed in units of US dollars unless otherwise noted.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CreInvest Cayman, after elimination of all significant intercompany accounts and transactions.

INVESTMENTS:

(a)   Investments are accounted for on a trade date basis. Investments as at 31 December 2006 include irrevocable subscriptions for investment funds made prior to 31 December 2006 in the amount of USD nil (2005: USD nil). Realised gains and losses on sales of investments are calculated on the basis of average cost.

(b)   Investments are valued according to IAS 39 and classified as held at fair value through profit and loss. Initially investments are recognised at cost including transaction costs and are subsequently re-measured at fair value as stated below.

(c)   Investments in securities which are traded on recognised exchanges are valued at fair value, by reference to prices quoted on the exchange upon which securities are traded, as of the close of business on the last day of trading in the reporting period.

(d)   Other investments for which market quotations are not readily available are valued at their fair value as determined in good faith by the Directors in consultation with the Investment Manager and the Investment Advisor. In this respect, investments in other investment companies which are not publicly traded are normally valued at the underlying net asset value as advised by the managers or administrators of these investment companies, unless the Directors are aware of good reason why such a valuation would not be the most appropriate indicator of fair value. All fair valuations may differ significantly from values that would have been used had ready markets existed, and the differences could be material.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

INVESTMENT INCOME:

Interest income is recognised in the statement of income using the effective interest method. Dividend income is accrued on the ex-dividend date.

EXPENSES:

Expenses, including asset-based fees due under service contracts, are recognised on an accruals basis.

TRANSLATION OF FOREIGN CURRENCY AMOUNTS:

The consolidated financial statements as of and for the years ended 31 December 2006 and 2005 are presented in US dollars. Prior to 2003, the consolidated financial statements were presented in Swiss francs. The Directors decided that presenting the financial statements in US dollars was more meaningful to the shareholders because the investment portfolio is denominated in US dollars and, commencing June 2003, the Company’s shares began to trade solely in US dollars on the SWX Swiss Exchange.

Items included in the financial statements of each of the Company and CreInvest Cayman are measured in Swiss Francs and US dollars (each a “functional currency”), respectively, so as to best reflect the economic substance of the underlying events and circumstances of each of those companies. Transactions in foreign currencies are converted into the respective functional currency at the rate of exchange ruling on the date of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies, are recognised in the statement of income.

For the purposes of the presentation of these consolidated financial statements, the assets and liabilities and shareholder capital and legal reserves of the Company are translated into US dollars at the year-end exchange rate 1.22068 (December 2005: 1.31796). The income and expenses of the Company are translated into US dollars at exchange rates existing at the dates of the transactions (or the average rate for the period if this approximates the actual exchange rates). All exchange differences resulting from translation into the presentation currency are reflected in shareholders’ equity as other reserves. The change in presentation currency has been applied retrospectively to all prior periods since inception. However, the retrospective application has not resulted in any change in the consolidated net asset value.

The following exchange rates are used for the major currency:

CHF/ USD	2006	2005

Year-end	1.22068	1.31796
Average	1.24700	1.25096

STOCK OPTION BENEFITS:

No stock options were granted in 2006 and the previous year.

CASH AND CASH EQUIVALENTS:

All cash, short-term deposits and other money market instruments, net of short-term bank liabilities with a maturity of three

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

months or less from placement, are considered to be cash and cash equivalents.

TREASURY SHARES:

In accordance with IAS 32 own shares are deducted from shareholders’ equity. All profits and losses arising from trading in own shares are directly credited/debited to general legal reserves.

COMMITMENTS, CONTINGENCIES AND OTHER OFF-BALANCE SHEET TRANSACTIONS:

The operations of the Company are affected by legislative, fiscal and regulatory developments for which provisions are made when potential claims against the Company seem probable and enforceable.

NET ASSET VALUE PER SHARE:

The net asset value per share is calculated by dividing the net assets included in the balance sheet by the number of shares outstanding less treasury shares held.

SEGMENT REPORTING:

The sole business segment is investing in a multi-manager portfolio investing in financial markets via hedge funds resulting in no segment disclosure reporting as per IAS 14. Therefore, the results published in this report correspond to the primary segment-reporting format.

3. INVESTMENTS

A detailed analysis of the Company’s and CreInvest Cayman’s investments in other investment companies is included on the following pages. All investments in other investment companies at 31 December 2006 and 2005 are redeemable within one year, with the exception of the following investments, which have redemption lock-ups subsequent to the year-end for the periods specified (amounts in TUSD).

	1 to 2	2 to 3	3 to 4
	years	years	years	Total
As at 31 December 2006:
The Children’s Investment Fund	18,515
Witches Rock Fund Ltd.		3,580
				22,095
As at 31 December 2005:
BDCM Offshore Fund	12,380
Jana Offshore Fund	9,821
The Children’s Investment Fund		13,304
Witches Rock Fund Ltd.			3,118
				38,623

In 2006 and 2005 the asset managers of the underlying investment funds received basic fees of generally between 0.75% and 5% per annum of assets under management and up to 30% of net new trading gains (after recouping losses). Such fees are reflected in the valuation of the Company’s investment in each of the underlying funds.

As of 31 December 2006 the Company and CreInvest (Cayman) held investments in other investment companies as follows: (all amounts in thousands of United States dollars)

		Fair Value
Asset Manager	Fund	31 Dec 2005
Carnegie Asset Management	Carnegie Worldwide Long/Short USD	—
Matterhorn Investment Management	Matterhorn Resources & Energy Fund	—
Rutherglen Capital Pty Ltd	Rutherglen Global Media	—
Total Equity Hedge Global		—
Alson Capital Partners LLC	Alson Signature Fund Offshore Fund B	9,974
Principled Asset Management, LLC	Expressway Partners Fund B	11,681
Jana Partners LLC	Jana Offshore	9,821
WS Capital Management, LP	Walker Smith	11,983
Tudor Investment Corporation	Witches Rock B	3,118
Total Equity Hedge US		46,577
Calypso Capital Management, LP	Calypso Overseas Ltd.	10,012
J O Hambro Investment Management Limited	Charlemagne Fund	8,852
Explora Capital Management ASA	Explora European Small & Mid Cap Fund USD	—
Gradient Capital Partners LLP UK	Gradient Europe Fund Class A USD
Gugner Partners LLP	Gugner Long/Short Fund USD Class
Kairos Investment Management Ltd	Kairos Fund Limited Class A
Total Equity Hedge Europe		18,864
ARN Investment Partners Pte Ltd	ARN Asian Enterprise Fund	—
Coupland Cardiff Asset Management LLP	CC Asia Absolute Return Fund USD	—
Everest Capital Inc	Everest Capital China B	—
Indus Capital Partners, LLC	Indus Asia Pacific B	12,017
Indus Capital Partners, LLC	Indus Pacific Smaller Companies Fund B	3,126
Veritas Asset Management (UK) Limited	Real Return Asian Fund B	5,704
Total Equity Hedge Asia-Pacific		20,847
JK Investment Management LLP	JK Japan Absolute Return Fund	—
Total Equity Hedge Japan		—
Discovery Capital Management	Discovery Global Opportunity	8,451
Total Equity Emerging Markets		8,451

TOTAL EQUITY HEDGE STRATEGY		94,739

Bear Stearns Asset Management Inc	Bear Stearns Emerging Markets A	4,188
Brevan Howard Asset Management LLP	Brevan Howard Fund A USD	20,146
Drake Management LLC	Drake Global Opportunities Fund	—
JWM Partners LLC	JWM Global Macro II Fund Ltd	—
Pharo Management UK LLP	Pharo Macro Fund Ltd. Series 1	—
RK Management Ltd	Red Kite Prospect Fund I Ltd Class	—
Rubicon Asset Management Ltd	Rubicon Global Fund	13,414
Titanium Capital Investment Management Ltd	Titanium Commodity Fund	—
Touradji Capital Management, LP	Touradji Global Resources A	8,168
Ridgefield Capital Asset Management, LP	Tyticus Overseas Partners	9,247
Vega Asset Management (USA), LLC	Vega Select Opportunitiy Fund Investor	9,676
Total Discretionary Macro		64,839
Citibank International PLC	EMSO Ltd	7,504
Total Systematic Macro		7,504
Mapleridge Capital Corporation	Mapleridge Fund B	—
Total Systematic Non-Trend		—

TOTAL TRADING STRATEGY		72,343

De Putron Fund Management (Guernsey) Limited	DPFM Multi Limited	12,508
Eton Park Capital Management LP	Eton Park Overseas Fund Ltd	5,670
Total Arbitrage Diversified		18,178
Fore Advisors, LP	Fore Convertible D	16,218
Kamunting Street Capital Management LP	Kamunting Street Offshore B	10,055
Total Convertible Bond Arbitrage		26,273
Black Diamond Capital Management, LLC	BDCM Offshore Fund B Lead	12,380
Carrington Capital Management LLC	Carrington Inv Part. (Cayman)	—
Total Credit		12,380
Concordia Advisors (Bermuda) Ltd	Concordia Distressed Debt Fund	9,432
Total Distressed		9,432
Atticus Capital, L.L.C	Atticus European B	11,598
Brencourt Advisorrs, LLC	Brencourt Multi-Strategy BB	8,396
The Children’s Investment Fund Management (UK) LLP	Childrens Investment Fund	13,303
Trafalgar Asset Managers Limited	Trafalgar Catalyst Fund	9,709
Total Event Driven		43,006

TOTAL ARBITRAGE STRATEGY		109,269

TOTAL INVESTMENTS		276,351

All investments are unlisted and valued in accordance with the policies described in Note 2(d).

						Change in	Change in
			Proceeds	Realised	Realised	Unrealised	Unrealised	Fair Value	Number
Asset Manager	Fund	Additions	on Sales	Gains	Losses	Gains	Losses	31 Dec 2006	of shares
Carnegie Asset Management	Carnegie Worldwide Long/Short USD	15,500	(5,000)	—	(12)	787	—	11,275	96,116
Matterhorn Investment Management	Matterhorn Resources & Energy Fund	10,500	—	—	—	—	(576)	9,924	65,344
Rutherglen Capital Pty Ltd	Rutherglen Global Media	13,183	—	—	—	984	—	14,167	1,153,672
Total Equity Hedge Global		39,183	(5,000)	—	(12)	1,771	(576)	35,366
Alson Capital Partners LLC	Alson Signature Fund Offshore Fund B	—	—	—	—	1,521	—	11,495	7,327
Principled Asset Management, LLC	Expressway Partners Fund B	—	(11,474)	2,473	—	—	(2,680)	—	—
Jana Partners LLC	Jana Offshore	10,434	(10,434)	434	—	1,184	—	11,439	4,429
WS Capital Management, LP	Walker Smith	—	(12,604)	4,737	—	—	(4,116)	—	—
Tudor Investment Corporation	Witches Rock B	—	—	—	—	462	—	3,580	3,000
Total Equity Hedge US		10,434	(34,512)	7,644	—	3,167	(6,796)	26,514
Calypso Capital Management, LP	Calypso Overseas Ltd.	5,000	(2,000)	305	—	1,640	—	14,957	11,767
J O Hambro Investment Management Limited	Charlemagne Fund	—	(9,819)	819	—	148	—	—	—
Explora Capital Management ASA	Explora European Small & Mid Cap Fund USD	14,059	—	—	—	1,700	—	15,759	53,513
Gradient Capital Partners LLP UK	Gradient Europe Fund Class A USD	13,096	(6,489)	—	(163)	1,614	—	8,058	22,511
Gugner Partners LLP	Gugner Long/Short Fund USD Class	17,985	—	—	—	1,036	—	19,021	130,762
Kairos Investment Management Ltd	Kairos Fund Limited Class A	21,083	(10,702)	280	—	740	—	11,401	67,300
Total Equity Hedge Europe		71,223	(29,010)	1,404	(163)	6,878	—	69,196
ARN Investment Partners Pte Ltd	ARN Asian Enterprise Fund	17,374	(8,774)	174	—	371	—	9,145	4,327
Coupland Cardiff Asset Management LLP	CC Asia Absolute Return Fund USD	10,106	—	—	—	1,938	—	12,044	77,074
Everest Capital Inc	Everest Capital China B	3,001	—	—	—	167	—	3,168	1,372
Indus Capital Partners, LLC	Indus Asia Pacific B	—	(12,838)	3,038	—	—	(2,217)	—	—
Indus Capital Partners, LLC	Indus Pacific Smaller Companies Fund B	—	(3,298)	797	—	—	(625)	—	—
Veritas Asset Management (UK) Limited	Real Return Asian Fund B	2,666	—	—	—	755	—	9,125	64,857
Total Equity Hedge Asia-Pacific		33,147	(24,910)	4,009	—	3,213	(2,842)	33,482
JK Investment Management LLP	JK Japan Absolute Return Fund	6,000	—	—	—	—	(87)	5,913	40,766
Total Equity Hedge Japan		6,000	—	—	—	—	(87)	5,913	—
Discovery Capital Management	Discovery Global Opportunity	—	(8,959)	2,062	—	—	(1,554)	—	—
Total Equity Emerging Markets		—	(8,959)	2,062	—	—	(1,554)	—

TOTAL EQUITY HEDGE STRATEGY		159,987	(102,391)	15,119	(175)	15,047	(11,855)	170,471

Bear Stearns Asset Management Inc	Bear Stearns Emerging Markets A	4,188	(8,653)	965	—	(688)	—	—	—
Brevan Howard Asset Management LLP	Brevan Howard Fund A USD	—	(3,559)	573	—	1,295	—	18,455	128,069
Drake Management LLC	Drake Global Opportunities Fund	30,061	(15,061)	61	—	1,696	—	16,757	11,875
JWM Partners LLC	JWM Global Macro II Fund Ltd	14,000	—	—	—	—	(49)	13,951	14,000
Pharo Management UK LLP	Pharo Macro Fund Ltd. Series 1	6,000	—	—	—	303	—	6,303	4,775
RK Management Ltd	Red Kite Prospect Fund I Ltd Class	4,500	—	—	—	242	—	4,742	45,000
Rubicon Asset Management Ltd	Rubicon Global Fund	—	—	—	—	—	(1,506)	11,908	133,839
Titanium Capital Investment Management Ltd	Titanium Commodity Fund	7,720	—	—	—	421	—	8,141	69,119
Touradji Capital Management, LP	Touradji Global Resources A	—	(10,022)	2,821	—	—	(967)	—	—
Ridgefield Capital Asset Management, LP	Tyticus Overseas Partners	—	(10,445)	1,145	—	53	—	—	—
Vega Asset Management (USA), LLC	Vega Select Opportunitiy Fund Investor	—	(9,918)	2,650	—	—	(2,408)	—	—
Total Discretionary Macro		66,469	(57,658)	8,215	—	3,322	(4,930)	80,257
Citibank International PLC	EMSO Ltd	—	(7,715)	714	—	(503)	—	—	—
Total Systematic Macro		—	(7,715)	714	—	(503)	—	—
Mapleridge Capital Corporation	Mapleridge Fund B	15,848	(8,181)	514	—	—	(2,030)	6,151	45,570
Total Systematic Non-Trend		15,848	(8,181)	514	—	—	(2,030)	6,151

TOTAL TRADING STRATEGY		82,317	(73,554)	9,443	—	2,819	(6,960)	86,408

De Putron Fund Management (Guernsey) Limited	DPFM Multi Limited	—	(12,410)	—	(90)	(8)	—	—	—
Eton Park Capital Management LP	Eton Park Overseas Fund Ltd	—	—	—	—	716	—	6,386	5,099
Total Arbitrage Diversified		—	(12,410)	—	(90)	708	—	6,386
Fore Advisors, LP	Fore Convertible D	—	(16,238)	1,945	—	—	(1,925)	—	—
Kamunting Street Capital Management LP	Kamunting Street Offshore B	—	(10,794)	983	—	—	(244)	—	—
Total Convertible Bond Arbitrage		—	(27,032)	2,928	—	—	(2,169)	—
Black Diamond Capital Management, LLC	BDCM Offshore Fund B Lead	—	—	—	—	1,502	—	13,882	5,573
Carrington Capital Management LLC	Carrington Inv Part. (Cayman)	14,000	—	—	—	983	—	14,983	14,000
Total Credit		14,000	—	—	—	2,485	—	28,865
Concordia Advisors (Bermuda) Ltd	Concordia Distressed Debt Fund	—	(9,538)	2,947	—	—	(2,841)	—	—
Total Distressed		—	(9,538)	2,947	—	—	(2,841)	—
Atticus Capital, L.L.C	Atticus European B	—	(386)	—	—	5,645	—	16,857	42,414
Brencourt Advisorrs, LLC	Brencourt Multi-Strategy BB	—	(8,961)	416	—	149	—	—	—
The Children’s Investment Fund Management (UK) LLP	Childrens Investment Fund	13,303	(13,303)	3,303	—	1,909	—	18,515	62,478
Trafalgar Asset Managers Limited	Trafalgar Catalyst Fund	—	(9,960)	2,302	—	—	(2,051)	—	—
Total Event Driven		13,303	(32,610)	6,021	—	7,703	(2,051)	35,372

TOTAL ARBITRAGE STRATEGY		27,303	(81,590)	11,896	(90)	10,896	(7,061)	70,623

TOTAL INVESTMENTS		269,607	(257,535)	36,458	(265)	28,762	(25,876)	327,502

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

During the year ended 31 December 2006, CreInvest Cayman purchased investments in other investment companies in the amount of TUSD 36,690 from several GAM funds and sold no such investments to any GAM funds (2005: TUSD 22,675 and TUSD 13,913 respectively, from/to Bank Julius Baer & Co. Ltd., New York). All such transactions were at the same value as would have been used in a third party transaction.

4. OTHER INCOME

(in thousands of United States dollars)	2006	2005

Fee rebates	699	—
Other income	170	75
	869	75

5. SHAREHOLDERS’ EQUITY

The authorised and issued share capital of the Company consists of 884,000 bearer shares (2005: 884,000) of CHF100 par value each. Each share ranks equally as to distributions of income and capital; no shares have preferential voting rights. All shares are fully paid up. No shares were issued in 2006 or in 2005.

The Company’s shares are listed on the SWX Swiss Exchange, and may eventually be listed on other stock exchanges.

The other reserves at 31 December 2006 and 2005 consist of a net unrealised gain (loss) which arises on the translation of the foreign currency financial statements of the Company, which are denominated in Swiss francs.

During the year ended 31 December 2006, the Company purchased 86,504 of its own bearer shares at USD 316.65 per share, reflected in shareholders’ equity as a purchase of treasury shares (2005: nil shares). During the years ended 31 December 2006 and 2005, the Company did not cancel any of its treasury shares. At 31 December 2006, the Company held 88,252 uncancelled treasury shares (2005: 1,748).

6. INVESTMENT MANAGEMENT AND ADVISORY FEES TO RELATED PARTIES

Investment management and advisory fees comprise: (in thousands of United States dollars)	2006	2005

Fixed portion	4,322	4,018
Performance based	3,438	976
	7,760	4,994

Other short-term liabilities at 31 December 2006 included TUSD 1,101 of fixed fees (2005: TUSD 1,023) and TUSD 3,438 of performance based fees (2005: TUSD 971), in respect of fees due for investment management and advisory services.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2006

The relevant high watermark to determine the performance fee is calculated based on the net assets of CreInvest Cayman as follows (all amounts in TUSD):

	2006	2005
High watermark	249,492	268,886
Net assets before performance fee and dividend at 31 Dec	283,875	278,592
Net trading gain/(loss)	34,383	9,706

Performance fee	(3,438)	(971)
Dividend	—	(575)
Net assets at 31 Dec	280,437	277,046

The decrease in the high watermark is due to the purchase of treasury shares resulting in a reduction of shareholders’ equity. The performance fee is accrued weekly and paid annually in arrears.

7. SIGNIFICANT FEE AGREEMENTS WITH RELATED PARTIES

Fee arrangements under specific agreements with related parties entered into by the Company and CreInvest Cayman in relation to its investment activities and administration are:

(a)   As announced on 23 December 2005, GAM International Management Limited, London, replaced Julius Baer Investment Management LLC, New York, as the Investment Advisor effective 1 January 2006.

GAM International Management Ltd., London, the Investment Advisor, and Baer Select Management Ltd., the Investment Manager, each receive a fee equivalent to 0.15% and 1.35% per annum, respectively, of the net assets of CreInvest Cayman, accrued weekly and paid quarterly in arrears and a performance fee equivalent to 1.333% and 8.667% respectively of net new trading gains (after recouping losses) of CreInvest Cayman accrued weekly and paid annually in arrears.

As of 1 July 2006, GAM International Management Ltd., the Investment Advisor, and Baer Select Management Ltd., the Investment Manager, receive a fee equivalent to 0.525% and 0.975% per annum, respectively, of the net assets of CreInvest Cayman, accrued weekly and paid quarterly in arrears and a performance fee equivalent to 3.5% and 6.5% respectively of net new trading gains (after recouping of losses) of CreInvest Cayman accrued weekly and paid annually in arrears. Both agreements have been entered for an indefinite period of time. They may be terminated by either party by giving a 90 day written notice.

(b)   Julius Baer Trust Company (Cayman) Ltd., the Administrator, receives a fee at the rate of 0.07% (2005: 0.07%) per annum of the net asset value of CreInvest Cayman with a minimum annual fee of USD 60,000. From 1 June 2006 this fee has been increased to 0.12% which is in line with market rates. The agreement has been entered for an indefinite period of time. It may be terminated by either party by giving at least a 90 day written notice. The administrator fees for the year ended 31 December 2006 were USD 288,065 (2005: USD 191,170), of which USD 28,168 (2005: USD 47,766) was payable as at 31 December 2006 and included in other short-term liabilities in the consolidated balance sheet.

(c)   Brown Brothers Harriman & Co., New York, the Custodian, charges its standard fees for custody services. The Custodian is also entitled to transaction and registration fees at normal commercial rates. The agreement has been entered into for a fixed three year period and thereafter is renewable yearly with a 60 day written

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2006

notice. The agreement can be terminated on 18 April 2008 at the earliest. In order to process certain smaller transactions, CreInvest Cayman maintains an additional custody account with Bank Julius Baer & Co. Ltd., Zurich. No additional fees apply for this account. The account has been opened for an indefinite period of time and may be closed by either party in writing. During the year ended 31 December 2006, custody fees of USD 98,836 were paid to Brown Brothers Harriman & Co., New York (2005: USD 165,221 were paid to Bank Julius Baer & Co. Ltd., New York and USD 44,687 to Brown Brothers Harriman & Co., New York).

(d)   Julius Baer Family Office Ltd., Zug, was replaced as of 1 June 2006 with GAM (Schweiz) AG, which took over the administrative and accounting services for the Company. The services are charged for a fixed fee of CHF 6,000 per month. The agreement has been entered for an indefinite period of time. It may be terminated by either party with a 90 day written notice. During the first five months of 2006, Julius Baer Family Office received CHF 36,204 for its services provided (2005: CHF 51,556); GAM (Schweiz) AG received CHF 45,192 in 2006 (2005: CHF nil). Julius Baer Family Office Ltd., Zug, received additionally CHF 19,200 (2005: CHF 38,400) based on a rental agreement with CreInvest. The agreement was terminated in May 2006, effective as of 30 June 2006, as Julius Baer Family Office Ltd. closed down its business as of 30 June 2006. The new lease arrangement is with an independent external party.

(e)   Bank Julius Baer & Co. Ltd., Zurich receives CHF100,000 per annum for market making activities performed for the Company in the interests of shareholders. This fee has been waived by Bank Julius Baer & Co, Ltd., Zurich for the first half of 2006 and the whole 2005. The agreement has been entered for an indefinite period of time. It may be terminated by either party by giving at least 30 days written notice.

(f)    For the maintenance of proprietary databases and the information technology environment of the Company provided by Bank Julius Baer & Co. Ltd., Zurich, the amount of CHF 40,000 has been accrued for 2005 but dissolved in 2006. In 2006 Bank Julius Baer & Co. Ltd., Zurich, received CHF 1,469.76. There are no fixed charges by neither Bank Julius Baer & Co Ltd. nor GAM (Schweiz) AG any more. All costs incurred for IT infrastructure are charged directly by third party vendors.

8. CREDIT AGREEMENT WITH A RELATED PARTY

CreInvest Cayman entered into a general banking and security agreement on 15 April 1996 with Bank Julius Baer & Co. Ltd, New York Branch, a related party. Under this Agreement, CreInvest Cayman has access to a credit facility. The credit facility is currently set at USD 100 million and is secured by a pledge on assets held by Brown Brothers Harriman & Co., New York. The facility is repayable at any time. In addition, CreInvest Cayman transferred general banking arrangements from Bank Julius Baer & Co. Ltd., New York Branch, to Bank Julius Baer & Co. Ltd., Zurich, a member of the Julius Baer Group. Bank Julius Baer & Co. Ltd., Zurich, will act as counterparty on all foreign exchange transactions and will provide CreInvest Cayman with credit facilities. This credit facility is set at the lesser of USD 100 million or 40% of net assets. Bank Julius Baer & Co. Ltd., Zurich has first charge over the assets of the Company. The Company has pledged its assets for use as collateral if necessary for any of its operations performed by Bank Julius Baer & Co. Ltd., Zurich.

The interest rates for bank borrowings ranged from 5.05% to 6.15% during the year ended 31 December 2006 (2005: 3.50% to 5.22%). At 31 December 2006 CreInvest Cayman had USD 48.10 million (2005: USD 45.85 million) outstanding which is included in short-term bank loans and is secured by creInvest’s assets held under custody with Brown Brothers Harriman & Co., New York.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

9. FINANCIAL INSTRUMENTS AND ASSOCIATED RISKS

The Company’s investment objectives and activities involve exposure to varying degrees and types of risk. The following is a summary of the nature of the principal risks associated with the instruments and markets in which the Company invests; it does not represent a comprehensive listing of all risks to which the Company’s operations are exposed.

CREDIT RISK:

Financial assets which potentially expose the Company to credit risk consist principally of cash and term deposits. The extent of the Company’s exposure to credit risk in respect of these financial assets approximates their carrying value as recorded in the Company’s consolidated balance sheet.

The Company seeks to mitigate its exposure to credit risk by conducting its contractual transactions and placing its short-term funds with institutions which are reputable and well established.

MARKET RISK / CONCENTRATIONS OF RISK:

The Company’s activities expose it to the effects of fluctuations in the financial and foreign exchange markets. Although the strategy of the Company is to diversify its investments by allocating no more than 20% of assets at cost to any one money manager, it is possible that at any given time significant concentrations of investments may be made in markets and/or individual investments, including other investment companies, which may be both volatile and illiquid. Certain of the invest-ments which the Company makes are also subject to specific restrictions on transferability and disposal. Consequently, risks exist that the Company might not be able to readily dispose of its holding in such markets or investments when it chooses and also that the price attained on a disposal is below the amount at which such investments are included in the Company’s consolidated balance sheet. The Company’s investments are continuously monitored by the Investment Manager and Investment Advisor.

INTEREST RATE RISK:

The fair values of certain instruments in which the Company invests are sensitive to changes in interest rates and the effect on the results of operations may be significant. The effect of changes in the market rates of interest on short-term funds is not expected to be significant.

CURRENCY RISK:

Certain of the Company’s assets, liabilities, revenues and expenses are denominated in currencies other than the US dollar, primarily the Swiss franc. Such balances and transactions are not significant to the consolidated financial statements. The Company is exposed to risks that the exchange rate of the US dollar relative to other currencies may change in a manner which has an adverse effect on the Company’s reported net income and net assets.

FAIR VALUE ESTIMATION:

At 31 December 2006 and 2005, the carrying amounts of all assets and liabilities on the consolidated balance sheet approximated their fair values as determined in good faith by the Directors in consultation with the Investment Manager and the Investment Advisor. In this respect, investments in other investment companies which are not publicly traded are normally

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

valued at the underlying net asset value as advised by the managers or administrators of these investment companies, unless the Directors are aware of good reason why such a valuation would not be the most appropriate indicator of fair value.

10. TAXATION

The Company is liable for Swiss Cantonal taxes on capital. The Company intends to conduct most of its business through CreInvest Cayman; such activity will not be subject to any income, withholding or capital gains taxes in the Cayman Islands. Generally, the Company intends to conduct its affairs so as not to be liable to taxation in any other jurisdiction; however, it may invest in securities whose dividends may be subject to non-refundable foreign withholding taxes.

11. EARNINGS PER SHARE

Earnings per share are calculated by dividing the net income for the year of TUSD 30,917 (2005: TUSD 8,138) by the weighted average number of shares outstanding during the year, less the Company’s own shares held. New shares are included for the portion of the year during which they were in issue, giving a weighted average during 2006 of 872,769 shares in issue (2005: 882,252 shares). There were no potentially dilutive shares or equivalents outstanding at 31 December 2006 or 2005.

12. SIGNIFICANT SHAREHOLDERS

Shareholders who held in excess of 5% of the share capital of the Company during the year ended 31 December 2006 were as follows (prior holdings are also disclosed for such shareholders):

		Date of publication
		(Swiss Official
Shareholder	Address/details	Gazette of Commerce)	Holding
Julius Baer Group	Bank Julius Baer & Co. Ltd.	2 March 2006	20.07%
	Zurich, Switzerland	17 July 2006	19.00%
		24 November 2006	9.93%
		8 December 2006	10.16%

Pensionskasse SBB	Berne, Switzerland	13 October 2003	5.43%

CreInvest AG	Zug, Switzerland	24 November 2006	9.98%

13. MANAGEMENT STOCK OPTION PLAN

No options are outstanding nor were allotted in 2005 and 2006.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

14. KEY MANAGEMENT COMPENSATION

The disclosure of the following remuneration to the members of the Board of Directors and the CEO is made according to the accrual principle for the reporting period.

Key management personnel compensation: (in thousands of United States dollars)	2006	2005

Short-term employee benefits	177	351
Post-employment benefits	12	26

Total	189	377

15. COMMITMENTS, CONTINGENCIES AND OTHER OFF-BALANCE SHEET TRANSACTIONS

The Company and CreInvest Cayman had no commitments or other off-balance sheet transactions open at 31 December 2006 and 2005.

The following derivatives transactions were carried out in 2006:

	Contract Volume				Open as at
	Purchases in		Sales in		Balance-sheet			Market Value
Financial instrument	2006		2006		date		Due date	in TUSD

Forex forwards
USD/EUR	EUR	21,300,000	EUR	(21,300,000)	EUR	0	—	0
Highest exposure			EUR	(13,300,000)

The operations of the Company and CreInvest Cayman are affected by legislative, fiscal and regulatory developments for which provisions are made where deemed necessary. The management concludes that as of 31 December 2006 no proceedings exist which could have any material effect on the financial position of the Company and CreInvest Cayman.

16. APPROVAL OF THE FINANCIAL STATEMENTS AND SUBSEQUENT EVENTS

There were no events subsequent to 31 December 2006 through to the date of approval which would affect the 2006 consolidated financial statements.

The consolidated financial statements were approved for issue to the shareholders’ meeting by the Board of Directors on 15 March 2007. The final approval and authorisation of the consolidated financial statements for issue to the public is subject to shareholders’ resolution at the Annual General Meeting.

REPORT OF THE GROUP AUDITORS

PricewaterhouseCoopers AG
Grafenauweg 8
Postfach 4763
6304 Zug
Telephone +41 58 792 68 00
Fax + 41 58 792 68 10

Report of the group auditors
to the general meeting of
creInvest AG
Zug

As group auditors, we have audited the consolidated financial statements (balance sheet, statement of income, statement of changes in shareholders’ equity, statement of cash flows and notes to the consolidated financial statements / pages 44 to 57) of creInvest AG for the year ended December 31, 2006.

These consolidated financial statements are the responsibility of the Board of Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with Swiss Auditing Standards and with the International Standards on Auditing (ISA), which require that an audit be planned and performed to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the consolidated financial statements. We have also assessed the accounting principles used, significant estimates made and the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In accordance with Article 20 of the Additional Rules for the Listing of Investment Companies of SWX Swiss Exchange we draw attention to Note 3 of the consolidated financial statements. As indicated in Note 3, the financial statements include unquoted investments stated at their fair value of USD 327.50 million. Because of the inherent uncertainty associated with the valuation of such investments and the absence of a liquid market, these fair values may differ from their realizable values, and the difference could be material. The fair values of these investments have been determined by the Board of Directors and have been disclosed in Note 3. We have reviewed the procedures applied by the Board of Directors in valuing such investments and have viewed the underlying documentation. While in the circumstances the procedures appear to be reasonable and the documentation appropriate, the determination of fair values involves subjective judgment which cannot be independently verified.

In our opinion, the consolidated financial statements give a true and fair view of the financial position, the results of operations and the cash flows in accordance with the International Financial Reporting Standards (IFRS) and comply with the accounting provisions of the Additional Rules for the Listing of Investment Companies of SWX Swiss Exchange as well as with Swiss law.

We recommend that the consolidated financial statements submitted to you be approved.

PricewaterhouseCoopers AG

Markus Schmid	Albert Schönenberger
Auditor in charge

Zug, March 15, 2007

UNCONSOLIDATED

FINANCIAL STATEMENTS

creINVEST AG UNCONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

Balance sheet at 31 December (in Swiss Francs)

	2006	2005
Assets
Current assets
Liquid funds	611,159	785,687
Own shares	34,720,264	675,408
Other receivables - third parties	2,871	128
Accrued income	2,052	765,922
	35,336,346	2,227,145
Fixed assets
Tangible fixed assets	51,106	—
Financial fixed assets - investment	117,940,122	151,580,872
	117,991,228	151,580,872
Total assets	153,327,574	153,808,017

Liabilities and shareholders’ equity
Current liabilities
Accruals and deferred income	316,253	833,426
Current tax liabilities	20,000	18,000
	336,253	851,426
Shareholders’ equity
Share capital	88,400,000	88,400,000
Legal reserves - general reserve	19,600,000	19,600,000
Other reserves	9,666,282	43,709,592
Reserve for own shares	34,720,264	675,408
Retained earnings	604,775	571,591
	152,991,321	152,956,591
Total liabilities and shareholders’ equity	153,327,574	153,808,017

Statement of income for the year ended 31 December (in Swiss Francs)

	2006	2005
Operating income
Dividend income	—	757,827
Interest income	2,346	184
Other income	9,000	—
Unrealised gain on own shares	—	106,823
Exchange differences	482,592	165,302
	493,938	1,030,137
Operating expenses
Board of Directors’ fee including social security	56,667	61,038
Staff costs	172,738	436,612
Other operating expenses	211,045	464,249
	440,450	961,898

Income/(loss) before tax	53,488	68,239
Taxes	(20,304)	(18,300)
Net income for the period	33,184	49,939

NOTES TO THE UNCONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2006

1. Notes in accordance with Article 663b of the Swiss Code of Obligations

1.1 Investment

		2006	2005
creInvest (Cayman) Ltd., Cayman, investment company, valued at cost	Interest in capital	100%	100%
	Capital in Swiss francs	117,940,122	151,580,872
	Capital in US dollars	99,659,328	127,159,328

1.2 Own shares held by creInvest AG, Zug

	2006	2005
	number of shares	number of shares
Balance at 1 January	1,748	1,748
Purchases	86,504	—
Balance at 31 December	88,252	1,748

2. Significant shareholders

The shareholders listed below disclosed their holdings in 2006. For the sake of complete information, we also list the shareholders that own in excess of 5% of the share capital and disclosed their holding in previous years.

Shareholder	Address/details		Date of publication (Swiss Official Gazette of Commerce)	Holding

Julius Baer Group	Shares held by Bank Julius Baer & Co Ltd.	.	2 March 2006	20.07%
	Zurich, Switzerland		17 July 2006	19.00%
			24 November 2006	9.93%
			8 December 2006	10.16%

Pensionskasse SBB	Berne, Switzerland		13 October 2003	5.43%

creInvest AG	Zug, Switzerland		24 November 2006	9.98%

3. Movements on retained earnings in Swiss Francs

	2006	2005
Retained earnings at the beginning of the period	571,591	521,652
Net income for the period	33,184	49,939

Retained earnings at the disposal of the Annual Shareholders’ Meeting	604,775	571,591

Proposal of the Board of Directors for appropriation of retained earnings in Swiss francs

		Resolution of the
		Annual
	Proposal of the	Shareholders’
	Board of Directors	Meeting 2006
Retained earnings
To be carried forward	604,775	571,591

REPORT OF THE STATUTORY AUDITORS

PricewaterhouseCoopers AG
Grafenauweg 8
Postfach 4763
6304 Zug
Telephone +41 58 792 68 00
Fax + 41 58 792 68 10

Report of the statutory auditors

to the general meeting of

creInvest AG

Zug

As statutory auditors, we have audited the accounting records and the financial statements (balance sheet, statement of income and notes to the statutory financial statements / pages 60 to 61) of creInvest AG for the year ended December 31, 2006.

These financial statements are the responsibility of the board of directors. Our responsibility is to express an opinion on these financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with Swiss Auditing Standards, which require that an audit be planned and performed to obtain reasonable assurance about whether the financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the financial statements. We have also assessed the accounting principles used, significant estimates made and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accounting records and financial statements and the proposed appropriation of available earnings comply with Swiss law and the company’s articles of incorporation.

We recommend that the financial statements submitted to you be approved.

PricewaterhouseCoopers AG

Markus Schmid	Albert Schönenberger
Auditor in charge

Zug, March 15, 2007

GLOSSARY

HEDGE FUND STRATEGY DEFINITIONS

The hedge fund universe comprises a wide range of different types of investment strategy and sub-strategy. There is no universally accepted classification of hedge fund strategies; index providers have their own systems as do hedge fund management companies and investors. On the following pages the strategy classification used by the Investment Advisor is outlined and definitions of each strategy and sub-strategy are provided.

Broadly, the Investment Advisor splits it into three top level strategies; arbitrage, equity hedge and trading. These are then divided into a number of sub-strategies. It should be noted that the Investment Advisor classifies equity hedge funds firstly by the fund’s regional focus and then within each regional category, into the sub-strategies shown below; equity long/short, market neutral, short bias and sector funds.

ARBITRAGE

Arbitrage funds, with their generally low correlation to bond and equity markets, aim to provide investors with a combination of performance and low volatility. Arbitrage encompasses a wide range of different hedge fund strategies and sub-strategies.

ARBITRAGE DIVERSIFIED

The arbitrage diversified sector comprises funds that employ a combination of arbitrage strategies opportunistically within a single portfolio. These funds often pursue more than one strategy and trade a range of asset classes. An example might be a fund that invests in corporate credit as well as government/mortgage fixed income relative value trading.

HEDGE FUND STRATEGY DEFINITIONS

CONVERTIBLE AND VOLATILITY ARBITRAGE

The convertible and volatility arbitrage sector includes three types of strategies: convertible arbitrage, volatility arbitrage and those that are predominantly a combination of the two but may also include complementary strategies such as index arbitrage.

CONVERTIBLE ARBITRAGE

Convertible arbitrage funds purchase a portfolio of convertible bonds and hedge a portion of the equity risk by selling short equities of the bond issuers. In some circumstances, managers may also seek to hedge credit risk and/or interest rate exposure. The strategy includes two main types of fund: those focused extensively on credit and sub-investment grade bonds, and those that focus more on volatility and hedge their credit exposure. The sector may also include convertible arbitrage funds that are more directional, i.e. they do not completely delta hedge each position, thereby taking a view on the underlying equities.

VOLATILITY ARBITRAGE

Many derivatives, particularly options, are sensitive to the levels of volatility in the market prices of securities. Volatility arbitrage strategies aim to directly exploit mispricings in volatility between options or between the relative volatility of options versus their underlying securities. Many of these strategies aim to be long volatility in order to make money when volatility increases but this must be carefully balanced against the cost of the option and the potential to lose money if volatility decreases. Managers typically employ sophisticated modeling and simulation tools to quantify, optimise and/or hedge their exposures. Funds in the sector may focus on single stock options, index options/futures and/or equity dispersion trading. Some funds may also focus on non-equity volatility or a combination of all of these.

VOLATILITY DIVERSIFIED

This sector encompasses funds whose focus is a combination of convertible and volatility arbitrage, as well as ancillary strategies. For example, they may mix event-oriented strategies with volatility trading or hold some relative value positions in their portfolio. The majority of the investments, however, will be in convertible and volatility arbitrage.

CREDIT

The focus of credit strategies is the analysis and valuation of credit securities in order to identify investment opportunities. Instruments traded include bank loans, corporate bonds and credit derivatives.

CREDIT LONG/SHORT

Credit long/short funds aim to achieve returns by identifying fundamental opportunities expressed through long or short positions in credit instruments. Returns, which can be correlated with movements in credit spread, are generated through both carry (income) and capital appreciation/depreciation.

HEDGE FUND STRATEGY DEFINITIONS

CREDIT MARKET NEUTRAL

This strategy is similar to credit long/short but aims to be positioned largely market neutral, meaning they seek to be less correlated to movements in credit spreads. They often have large short books and may focus on capital structure arbitrage. They may have exposure to other factors such as correlation of default or credit spread volatility, so are not necessarily neutral to all market factors.

EMERGING MARKETS CREDIT

Emerging market credit funds focus on investing in credit risks in emerging markets. Political risk is often a major factor in determining the performance of these strategies. Funds may invest in sovereign-focused risk, dollar denominated or Brady bonds only or include local sovereign debt, emerging markets corporate credit or distressed debt and trade finance.

MORTGAGE AND ASSET-BACKED CREDIT

Mortgage and asset-backed bonds are backed by the cash flows arising from a specified pool of collateral. Hedge funds investing in these areas profit from analysis of the underlying credit characteristics of the assets, as well as from understanding the structures which govern the distributions of cash flows from the pools. Collateral types can include residential and commercial mortgages, pools of receivables or bank loans.

SPECIALISED LOANS

These funds focus on loans made to companies, which are typically private in nature. The loans are often originated by the funds themselves. They include mezzanine loans, specialist bank loans, loans to micro-cap companies or trade finance where the credit risk is that of the corporate counterparty.

DISTRESSED

Funds employing this strategy invest primarily in the debt of companies in financial distress or bankruptcy. Such securities typically trade at substantial discounts to par as existing investors often sell the debt of companies which start to experience financial distress or file for bankruptcy. These investors either cannot or do not wish to hold debt that is undergoing the procedural complexities of the bankruptcy or reorganisation process. Distressed managers seek to profit by buying debt below what they estimate to be its ultimate recovery value during or upon finalisation of the reorganisation process.

EVENT DRIVEN

Event driven strategies focus on capturing price movements or anomalies generated by corporate events. Many funds are equity oriented but more diversified funds may invest in credit as well as equities, although they typically hold more than 25% of their portfolios in equities.

HEDGE FUND STRATEGY DEFINITIONS

ACTIVIST EQUITY

The managers of activist equity funds seek to take an active approach as shareholders of companies, engaging with company managements to create catalysts for change. These funds are often long biased.

EVENT DRIVEN DIVERSIFIED

The event driven diversified sector encompasses funds that pursue a combination of event driven strategies within one portfolio.

‘HARD CATALYST’ EVENT DRIVEN

These funds invest primarily in announced event arbitrage or ‘risk arbitrage’. This strategy seeks to capture the spread between the current stock price of a company that is the target of a merger or acquisition and that company’s stock price when the deal closes at some point in the future. Other hard catalyst investments may include spin-offs, asset sales, balance sheet restructurings, special dividends or holding company trades.

‘SOFT CATALYST’ EVENT DRIVEN

‘Soft catalyst’ event driven funds tend to focus mainly on ‘value’ equity positions where there is a perceived catalyst for change. Managers look at a wider range of events than ‘hard catalyst’ event driven managers, including potential takeover candidates and restructurings over longer time scales.

RELATIVE VALUE

Relative value arbitrage encompasses a number of sub-strategies. Generally, relative value managers seek to profit from the mispricings of related financial instruments; they use quantitative and qualitative analysis to identify securities, or spreads between securities, that deviate from their perceived fair value and/or historical norms. Relative value sub-strategies mainly include fixed income strategies.

FIXED INCOME RELATIVE VALUE

Fixed income relative value funds trade a broad range of government bonds, swaps, money markets and swaption instruments. These funds sometimes have a small exposure to mortgages and credit but it is not their primary focus.

MORTGAGE RELATIVE VALUE

Mortgage relative value funds focus on liquid mortgage securities. Hedge funds investing in these securities typically model the impact of changes in interest rates and other factors on the repayment or pre-payment characteristics of an underlying pool of assets, and attempt to identify securities that are

HEDGE FUND STRATEGY DEFINITIONS

mispriced relative to other mortgages in the market. They may hedge out exposure to interest rate fluctuations using treasuries, swaps or other fixed income derivatives. These funds do not generally take any credit risk.

MUNICIPAL BOND ARBITRAGE

These funds focus on the municipal bond market in the US. Municipal bonds are issued by US states, municipalities or counties, in order to finance capital expenditures. Municipal bonds are exempt from federal taxes and from most state and local taxes. Municipal bond arbitrage funds seek to profit from tax rate arbitrage and non-economic selling, often by retail investors who make up the majority of the investors in the asset class.

RELATIVE VALUE DIVERSIFIED

The relative value diversified sector tends to include strategies that invest outside fixed income. Examples include commodity relative value funds, funds pursuing ADR/GDR arbitrage strategies and closed fund discount arbitrage. It should be noted that statistical arbitrage equity funds are typically categorised as either systematic non-trend under trading or equity long/short under equity hedge.

EQUITY HEDGE

Equity hedge strategies focus on investing in shares of companies and generally seek to profit from under- or over-valued situations. Equity hedge managers tilt their portfolios to suit market conditions and exploit opportunities through control of market exposure and the use of equity and index derivatives and short selling.

LONG/SHORT

Many equity hedge fund managers seek to achieve returns by building long positions in equities which they believe are undervalued and selling short stocks that they believe are overvalued, in anticipation of buying them back at a lower price. Conservative funds mitigate market risk by maintaining market exposure from zero to 100%. Aggressive funds may magnify market risk by exceeding 100% exposure, and in some instances maintain a short exposure.

MARKET NEUTRAL

These funds aim to build portfolios that are ‘dollar neutral’ in that they involve a zero net investment in a particular stock market or ‘market neutral’ in that they are isolated from rises or falls in the stock market as a whole. Typically the manager will look for pairs of stocks where essentially similar companies have divergent prospects, or where their prices are out of line with the normal relationship. The manager will also usually consider momentum in price movements.

HEDGE FUND STRATEGY DEFINITIONS

SECTOR

Sector equity hedge funds focus on a single or multiple market sectors and can employ a combination of the other equity hedge strategies above.

SHORT BIAS

Short bias funds may take both long and short equity positions but are normally ‘net short’. They can also use futures or options in an attempt to hedge and may have a regional or sector specific focus. The short bias of a manager’s portfolio must be constantly greater than zero to be classified in this category.

LONG ONLY

These primarily directional strategies involve equity, fixed interest and real estate investing concentrating on the long side of the market. The focus may be regional, such as US or European equity, or sector specific, such as technology or healthcare stocks. Long only funds use hedging techniques or invest in derivatives to only a limited extent.

TRADING

Trading funds can invest in currencies, fixed income instruments, equities and commodities. These funds can be long or short in any or all of their holdings and can use futures and options. The flexibility to combine elements and vary market exposure means that trading funds may have low or zero correlation to equity and bond markets. Positions taken in a trading fund may include currencies: for example long USD/short EUR, bonds: for example short Japanese government bonds, long corporate bonds/short Treasuries, or commodities: for example long oil.

DISCRETIONARY MACRO

Discretionary macro strategies profit from predicting the impact of changes in global economies, typically brought about by shifts in various government policies which impact interest rates, in turn affecting currencies, equities and bond markets. These funds generally participate in equity indices, fixed income, currency and commodity markets and characteristically take more aggressive approaches to market exposure.

SYSTEMATIC MACRO

These strategies take advantage of situations in equity, fixed income and currency markets where historical relationships between prices appear to have broken down. Individual securities may be mispriced in relation to an underlying security, entire groups of securities or an entire market. The manager may use fundamental, mathematical or technical analysis to identify mispricings.

HEDGE FUND STRATEGY DEFINITIONS

SYSTEMATIC TREND

These strategies attempt to identify and to follow price movements. Trend followers typically invest aggressively in diversified futures and options markets. These derivatives may be linked to underlying equity indices, fixed income markets, currencies or commodities.

SYSTEMATIC NON-TREND

Non-trend strategies assume that markets often over- (or under-) react to price pressures. Non-trend managers attempt to benefit from markets’ reversion to the mean and tend to participate in diversified and liquid futures and options markets and to trade in greater volumes than trend following hedge fund managers.

TERMS

ADMINISTRATOR

The administrator provides the company with services such as keeping the account books and records, processing related correspondence and calculating the Net Asset Value (NAV).

ALPHA

A measure of a fund manager’s ability to generate returns unrelated to market movements. Positive alpha indicates that the manager has generated returns in excess of those expected, given its beta. Negative alpha indicates that the manager has not achieved performance in excess of that expected, given its beta.

ANNUALISED STANDARD DEVIATION

The annualised standard deviation is the standard deviation multiplied by the square root of the number of measurement periods in one year.

ASSET ALLOCATION

Apportioning of the investment fund among categories of assets.

BENCHMARK

A benchmark serves as a guideline for the investment policy of a fund. The performance of the active manager is measured against that benchmark. The benchmark is also referred to as the “normal” or “neutral” portfolio.

BETA

A measure of the volatility of the performance of an investment relative to the performance of the underlying market. An investment with a beta of 1 indicates that its performance will move up or down in line with the performance of the market. An investment with a beta of more than 1 means that its performance rises and falls more than that of the market; beta of less than 1 means that its performance rises and falls less than that of the market.

BROKER

A person or firm that acts as an intermediary between buyer and seller, enabling them to enter into a contract to which the broker acts as agent. Normally, the broker is a member of a professional or regulated body, charging a commission or fee for its services.

TERMS

CALMAR RATIO

The average annual return for the latest 36 months divided by the maximum drawdown during each of the latest 36 months.

CAPM (CAPITAL ASSET PRICING MODEL)

A method of calculating the return expected from an investment, given its risk. The model argues that the expected return of a security or a portfolio is equal to the risk-free rate plus a risk premium, which represents the compensation that investors receive for holding an investment that involves risk.

CASH

Immediately accessible or realisable assets that do not fluctuate in value.

CLOSED-END FUND

A closed-end fund is an investment trust that pools assets of investors and issues a fixed number of shares. It is listed on a stock exchange or offered by an investment institution.

COEFFICIENT OF DETERMINATION

R2 measures the percentage of the total volatility of an investment which is explained by the total volatility of the benchmark.

CONTRIBUTION ANALYSIS

Measures the contribution of constituents of a portfolio to the overall return of the portfolio for a given period. Over short time periods, the contributions from the underlying constituents of the portfolio are equal to the return of the overall portfolio for that period. Over longer time periods there is a discrepancy between the sum of the contributions and the return of the overall portfolio, as a result of the compounding.

CORRELATION

A measure of how closely one set of returns, such as the performance of a fund, is related to another, such as the performance of the overall market. Correlation measures fall between -1, which represents perfect negative correlation (the two sets of returns move in opposite directions to each other) and +1, which represents perfect positive correlation (the two sets of returns move in unison). A correlation measure of 0 denotes unrelated correlation (the two sets of returns move independently of one another).

CURRENCY RISK

The portion of volatility in a portfolio’s return caused by uncertainty in foreign exchange rate movements.

CUSTODIAN

A body, normally a bank or financial institution, that holds securities under a written agreement on behalf of third parties and buys or sells securities when instructed.

DERIVATIVE

Instrument derived from securities, currencies, commodities, indices, or indicators representing any of these. The price of a derivative will move in direct relationship to the price of the underlying instrument.

DISCOUNT

A closed-end fund sells at a discount, when the current market price is lower than its NAV or intrinsic value.

DIVERSIFICATION

A reduction of risk by holding different securities in a portfolio. The more securities in a portfolio and the less they correlate with one another, the more diversification the portfolio is likely to have.

TERMS

DOWN DEVIATION

The standard deviation of a portfolio’s returns that are below zero. The lower this measure the better, with a result of zero indicating that no returns were below zero.

DRAW DOWN

Period of negative performance, typically measured on a monthly basis, from peak to trough, expressed in percentage of NAV.

DUE DILIGENCE

Process in which analysts judge the fund’s and fund manager’s background and financial reliability.

FUND

Pool of investments, operated by an investment company that raises money from shareholders and invests in financial instruments such as stocks, bonds, options, futures, currencies and money market securities.

FUND EXPOSURE

Illustrates the exposure of a hedge fund portfolio to the market. Gross long exposure shows the percentage of the portfolio invested in long positions. Gross short exposure shows the percentage of the portfolio held in short positions. The aggregate fund exposure represents the sum of the gross long and short exposure, i.e. if the fund is 100% gross long and 25% gross short, its aggregate fund exposure is 125%. This is a measure of how much of the fund’s balance sheet is being used, and if it is over 100%, indicates the amount of leverage employed by the fund. The fund’s net exposure is calculated by subtracting the short exposure from the long exposure, i.e. if the fund is 100% gross long and 25% gross short, it is 75% net long.

FUND OF FUNDS

Fund that invests in other funds. The concept behind such funds is that they are able to move money between the best funds in the industry to take strategic advantage of changing market conditions, and thereby increase share-holder’s returns with more diversification than is offered by a single fund.

FUTURES

An investment instrument that involves a contract to buy or sell a fixed quantity of a particular commodity, currency or security for delivery at a fixed date in the future at a fixed price.

GAIN DEVIATION

A variation on the standard deviation calculation that considers only positive return periods in calculating the mean (gain mean) and in computing the variation from this mean.

HEDGE FUNDS

Funds that focus on absolute return and not on performance relative to a benchmark. The term covers a broad range of funds adopting a variety of investment techniques and strategies.

HIGH WATERMARK

The term is usually used with regard to incentive or performance fees. The high watermark is the greatest NAV recorded for a particular period or most often since inception (all-time high). Increases in NAV beyond the high watermark make the investment manager eligible for performance fees.

HURDLE RATE

Rate that a manager must exceed in order to be qualified to receive incentive fee (provided they exceed the high watermark).

TERMS

INVESTMENT ADVISER

Provides the investment manager with non-binding investment proposals concerning the investments and reallocations of the assets, and monitors and reports developments of the investment vehicles.

INVESTMENT MANAGER

Provides the management services and is responsible for investing the portfolio with money managers.

JENSEN’S ALPHA

The Jensen measure of alpha calculates the return that a portfolio generates in excess of that predicted by CAPM (Capital Asset Pricing Model), given the beta of the fund and the average return of the market. Annualised Jensen’s alpha measures this on an annualised basis.

KURTOSIS

A measure of the shape of the distribution curve of a set of returns. The kurtosis of a normal distribution curve is 3. Higher kurtosis indicates that the shape of the distribution curve is flatter and that the majority of returns are outliers, outside the mid-range. A kurtosis of less than 3 indicates a steeper distribution curve and that, therefore, more returns fall in the mid-range of the distribution curve.

LEVERAGE

The use of borrowed capital, such as margins, options or futures, commonly used to increase the potential return of an investment. The use of leverage is restricted to those funds whose investment guidelines permit its use, typically hedge funds. For example, relative value arbitrage managers may use leverage to enable them to exploit very small anomalies in the pricing of bond derivatives, which are themselves leveraged instruments.

LIMITED PARTNERSHIP

Organisation made up of a general partner, who manages, and limited partners, who invest money with limited liability, are not involved in the day-to-day management, and usually cannot lose more than their capital contribution.

LONG POSITION

Ownership of a security, giving the owner the right to transfer ownership to someone else.

LOSS DEVIATION

A variation on the standard deviation calculation that considers only negative return periods in calculating the mean (loss mean) and in computing the variation from this mean.

MANAGED ACCOUNT

Investment account that the company entrusts to a manager, who decides when and where to invest the money.

MANAGEMENT FEE

A fee charged for managing a portfolio that is a fixed percentage of the NAV.

MAXIMUM DRAWDOWN

Measures the largest loss experienced by a fund or an index, peak to trough, during a stated time period.

NAV

The net asset value is calculated by taking the market value of all securities owned plus all other assets such as cash, subtracting all liabilities, then dividing the result by the total number of shares outstanding.

TERMS

OPEN-END FUNDS

A fund that continually creates new shares or reduces the number of outstanding shares on demand. Investors buy the shares at NAV and can redeem them at any time at the prevailing NAV.

OPTION

The right, but not the obligation, to buy (call) or sell (put) an investment holding at a predetermined price during some particular period (American) or at a specific date (European) in the future.

PERFORMANCE FEE

Compensation for the investment manager, also called incentive fee, depending on the profits of a fund or vehicle (subject to high watermark and/or hurdle rate).

PREMIUM

A fund sells at a premium when the current market price is higher than its NAV.

RUN-DOWN

A period of consecutive negative returns, measured from the first negative to the last negative month.

RUN-UP

A period of consecutive positive returns, measured from the first positive to the last positive month.

SHARPE RATIO

A measure of risk-adjusted return calculated using the return of an investment in excess of the risk-free rate versus its standard deviation. This determines the reward per unit of risk. The higher the Sharpe ratio, the higher the return achieved per unit of risk incurred.

SHORT POSITION

A short position is established when the trader has sold securities he does not possess.

SHORT SELLING

To effect a short sale, the seller borrows securities from a third party and then sells them in the market. At a later stage the seller buys back the securities in the market and returns them to the lender.

SKEWNESS

A measure of the asymmetry of the distribution of a set of returns around its mean. A normal distribution is perfectly symmetrical around its mean and has a skewness of zero. Positive skewness is desirable since it implies that there is a higher probability of returns above the mean occurring.

SORTINO RATIO

A form of the Sharpe ratio (see above). A measure of risk-adjusted return calculated using the return of an investment versus its downside deviation. It seeks to isolate the ‘good’ and ‘bad’ volatility in the portfolio. The higher the Sortino ratio, the higher the return achieved per unit of downside risk incurred.

STANDARD DEVIATION

Measures the dispersion of a set of data around its mean. In investment terms, it is a measure of the dispersion of a fund’s performance around its mean and therefore, the volatility or risk associated with the investment. The higher the standard deviation of an investment, the greater the variability of performance over the period.

SUCCESS RATIO

The frequency with which a portfolio has outperformed a reference index over a given time period, expressed as a percentage of total periods. Higher numbers are desirable. Success ratios in rising markets indicate the frequency with which a portfolio has outperformed during periods in

TERMS

which the benchmark index rose. Success ratios in falling markets indicate the frequency with which a fund has outperformed during periods in which the benchmark index fell.

SWAP

A swap is an arrangement whereby two parties enter into an agreement to exchange periodic cash flows for a specified time.

TRACK RECORD

List detailing performance, usually measured on a monthly basis, of the fund since inception. Sometimes fund managers show personalised track records to quantify their money managing ability.

TREYNOR RATIO

Similar to the Sharpe ratio, except that it uses Beta (systematic risk) to divide the investment’s return over the risk free rate.

TRUSTEE

A trustee holds title to property for the benefit of another person.

VALUE AT RISK (VAR)

An estimate of the maximum potential loss that a portfolio could incur, within a given time period and with a given level of probability. In this report, VaR is calculated using three years’ weekly historical price data for the underlying securities in the portfolio and shows the maximum potential loss that the portfolio may experience, with a 95% confidence level, over a one week time period.

VAMI

VAMI is an acronym for Value Added Monthly Index. It can be thought of as 1,000 plus the total return to date.

VOLATILITY

Speed and magnitude of price changes measured over a specified period of time.

EASY ACCESS TO A PORTFOLIO OF HEDGE FUNDS

DOMICILES AND ADDRESSES

REGISTERED OFFICE

creInvest AG

Neugasse 4

6301 Zug

Switzerland

Telephone +41 (0)41 710 00 68

Fax +41 (0)41 711 60 46

E-Mail info@creinvest.ch

Web Site www.creinvest.ch

SUBSIDIARY

creInvest (Cayman) Ltd.

3rd Floor, Windward III, Regatta Office Park

P.O. Box 1100 GT, Grand Cayman KY1-1102

Cayman Islands

INVESTMENT ADVISOR

GAM International Management Limited

12 St. James Place

London, SW1A 1NX

UK

INVESTMENT MANAGER

Baer Select Management Ltd.

3rd Floor, Windward III, Regatta Office Park

P.O. Box 1100 GT, Grand Cayman KY1-1102

Cayman Islands

CUSTODIAN OF THE SUBSIDIARY

Brown Brothers Harriman & Co.

140 Broadway

New York, NY 10005

USA

AUDITORS OF THE COMPANY

PricewaterhouseCoopers AG

Grafenauweg 8

6304 Zug

Switzerland

creInvest AG

Neugasse 4
6301 Zug
Switzerland

Telephone +41 (0)41 710 00 68
Fax +41 (0)41 711 60 46
info@creinvest.ch

www.creinvest.ch

Swiss security number:	V 442.297

ISIN:	CH0004422975

SWX:	CRE

Reuters RIC:	CREu.S
Reuters contributor’s page:	CRE01

Bloomberg:	CRE SW
Bloomberg contributor’s page:	CREI

Infotec:	CRE-USD.S
Infotec contributor’s page:	CRE01.JB

Thomson: Telekurs: Telekurs contributor’s page: Datastream:	CRE-EB 4422975 85, CRE01 S:CREU
04/2007 publ. no. 7 © creInvest AG 2007